Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

April 2, 2008

among

MAGNUM COAL COMPANY,

PATRIOT COAL CORPORATION

COLT MERGER CORPORATION,

and

ARCLIGHT ENERGY PARTNERS FUND I, L.P.
AND
ARCLIGHT ENERGY PARTNERS FUND II, L.P., acting jointly, as Stockholder Representative

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 2, 2008 by and among Magnum Coal Company, a Delaware corporation (the “Company”), Patriot Coal Corporation, a Delaware corporation (“Parent”), Colt Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and ArcLight Energy Partners Fund I, L.P., a Delaware limited partnership, and ArcLight Energy Partners Fund II, L.P., a Delaware limited partnership, acting jointly, as Stockholder Representative for the Designated Stockholders in accordance with Section 11.05 and for certain other purposes as set forth herein (the “Stockholder Representative”).

WHEREAS, the Boards of Directors of each of Parent, the Company and Merger Subsidiary have determined that the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation (the “Merger”) is advisable and in the best interests of Parent, the Company and Merger Subsidiary and their respective stockholders;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code;

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the holders of shares of Company Stock representing approximately 98.955% of the issued and outstanding Company Stock, have executed and delivered support agreements (collectively, the “Support Agreements”) pursuant to which, among other things, each such holder agreed to execute and deliver an irrevocable written consent approving this Agreement and the Merger (the “Stockholder Consents”) immediately after the execution and delivery of this Agreement; and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, the Designated Stockholders and the Stockholder Representative have executed and delivered a Voting and Standstill Agreement (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or over 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and its Subsidiaries, (B) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and its Subsidiaries, (C) any other transaction that, if consummated, would result in one or more Third Parties beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and its Subsidiaries, or (D) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.  Notwithstanding the foregoing, any action taken by the Company that is expressly consented to by Parent pursuant to the consent provision of Section 6.01, shall not be deemed an Acquisition Proposal hereunder.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and, for the purposes hereof, the term “control” means the power to direct the management and policies of such Person (directly or indirectly), whether through ownership of securities, by contract or otherwise (and the terms controlling and controlled have the meanings correlative to the foregoing).

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“ArcLight Funds” means ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., and when so referred to herein as an ArcLight Fund, not acting in their capacity as Stockholder Representative.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2007 and the notes (other than (i) the first paragraph under the caption “Off-Balance Sheet Arrangements” in note 2, (ii) the first and second sentences under note 10, (iii) the first, second and third sentences under the caption “Other Postretirement Benefits” in note 11, (iv) the first sentence in the first paragraph of note 16, (v) the first and second sentences in the second paragraph of note 16 and (vi) the first and fifth paragraphs of note 18) to the financial statements referred to in Section 4.07(b).

“Company Balance Sheet Date” means December 31, 2007.

“Company Convertible Debt” means the Company’s issued and outstanding convertible indebtedness, originally issued in an aggregate principal amount of $100,000,000.

“Company Convertible Debt Notes” means the promissory notes issued to the holders of Company Convertible Debt in connection with the issuance of the Company Convertible Debt.

“Company Convertible Debt NPA” means the Note Purchase Agreement dated as of March 26, 2008 (as it may be amended consistent with Section 6.06) relating to the Company Convertible Debt.

“Company Credit Agreement” means the Credit Agreement dated as of March 21, 2006 among the Company, the Lenders party thereto, Lehman Brothers Inc., as sole lead arranger and book runner, Lehman Commercial Paper Inc., as administrative agent and collateral agent and Bank of Montreal, as syndication agent, as amended or modified from time to time.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on (a) the ability of the Company to consummate the transactions contemplated by this Agreement without material delay or (b) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that for purposes of this clause (b), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company or its Subsidiaries participates, the U.S. economy as a whole or the capital or financial markets (including public and private debt markets) in general or the markets in which the Company or its Subsidiaries operate, except to the extent, in any such case, disproportionately impacting the Company or its Subsidiaries, taken as a whole, as compared to the other entities operating in such industries or markets, respectively (and in any such case, only such disproportionate impact shall be taken into account in determining if a Company Material Adverse Effect has occurred); (ii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in Applicable Law (or the interpretation thereof) except to the extent, in either case, disproportionately impacting the Company or its Subsidiaries, taken as a whole, as compared to the other entities operating in the industries in which the Company and its Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Company Material Adverse Effect has occurred) (provided that any such adverse change, effect, event, occurrence, state of facts or development to the extent arising from or relating to the failure by the Company or any of its Subsidiaries to comply with any change in Applicable Law shall not be disregarded under this clause (ii)); (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the Company’s obligations under this Agreement or any other Transaction Document or (iv) the breach of this Agreement or any other Transaction Document by Parent or Merger Subsidiary (or any of their Affiliates party to any other Transaction Document).  The term “Company Material Adverse Effect” as used in any representation or warranty in Article 4 shall include (A) in the context of Article 11 (other than to the extent relating to Section 4.30) an adverse effect of $20,000,000 or more and (B) in the context of Article 11 to the extent relating to Section 4.30 and in the context of Section 9.02, an adverse effect of $60,000,000 or more.

“Company Restricted Stock” means any and all shares of the Company Stock that have been awarded in the form of restricted stock (whether vested or unvested) to employees and directors of, and consultants to, the Company under the Stock Plan.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stockholders Agreement” means the Stockholders Agreement dated as of March 21, 2006 among the Company and the investors party thereto.

“Confidentiality Agreements” means (i) the Confidentiality Agreement dated as of November 7, 2007 between Parent and the Company relating to confidential information of Parent and (ii) the Confidentiality Agreement dated as of November 7, 2007 between Parent and the Company relating to confidential information of the Company.

“Covered Contract” means  (in each case, other than agreements solely between or among the Company and its wholly-owned Subsidiaries and not containing any rights of or obligations to any Third Party):

(i) any agreement or series of related agreements for the purchase, sale (other than coal supply or coal product sales agreements), receipt, lease or use of materials, supplies, goods, services, equipment or other assets providing for (A) annual payments by or to the Company or any of its Subsidiaries of $5,000,000 or more, (B) aggregate payments by or to the Company or any of its Subsidiaries of $10,000,000 or more or (C) a term in excess of three years;

(ii) any partnership, joint venture, limited liability company, operating, shareholder, investor rights or other similar agreement or arrangement with any Person (other than any limited liability company or operating agreement of any wholly-owned Subsidiary of the Company);

(iii) any distributor, dealer, sales agency, sales representative, marketing or similar contracts providing for (A) annual payments by or to the Company or any of its Subsidiaries of $100,000 or more, (B) aggregate payments by or to the Company or any of its Subsidiaries of $250,000 or more or (C) a term in excess of three years;

(iv) any agreement or series of related agreements relating to, or entered into in connection with, the acquisition or disposition of the equity securities of any Person, any business or any material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement relating to indebtedness for borrowed money, the deferred purchase price of property or the prepaid sale of goods or products (in any such case, whether incurred, assumed, guaranteed or secured by any asset and, in the case of agreements relating to the deferred purchase price of property, with a value in excess of $5,000,000 per asset or $10,000,000 in the aggregate for all such assets), including indentures, mortgages, loan agreements, capital leases, security agreements or other agreements for the incurrence of indebtedness, other than trade accounts payable incurred in the ordinary course of business;

(vi) any agreement relating to any interest rate, currency or commodity derivative or hedging transaction (excluding any agreements for the purchase of diesel fuel where physical delivery is intended);

(vii) any agreement (including any keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries (other than any such guarantees by the Company and its wholly-owned Subsidiaries) or (B) the Company or any of its Subsidiaries has, directly or indirectly, guaranteed any liabilities or obligations of any other Person (other than the Company or any wholly-owned Subsidiary);

(viii) any agreement that (A) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity or “most favored nation” obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(ix) any employment, consultancy, deferred compensation, loan, retention, bonus, severance, retirement or other similar agreement or arrangement (including any amendment to any such existing agreement or arrangement) with any director, officer or employee of the Company or any of its Subsidiaries (other than loans to non-executive employees not in excess of $10,000 individually or $100,000 in the aggregate);

(x) to the extent not otherwise included in the definition of “Covered Contract” hereunder, any consulting agreement or similar arrangement with an independent contractor (i) providing for annual payments by the Company or any of its Subsidiaries of $250,000 or more, (ii) providing for aggregate payments by the Company or any of its Subsidiaries of $500,000 or more, (iii) providing for a term in excess of three years or (iv) to the extent that, after entry into such agreement or arrangement, the Company and its Subsidiaries shall have entered into consulting agreements or similar arrangements with independent contractors providing for aggregate payments by the Company or any of its Subsidiaries in excess of $1,000,000 pursuant to all of such agreements or arrangements;

(xi) any collective bargaining agreement;

(xii) any contracts or agreements relating to the provision of contract mining (excluding any agreement solely with respect to the provision of contract labor) by or to the Company or any of its Subsidiaries providing for (i) annual payments by or to the Company or any of its Subsidiaries of $5,000,000 or more, (ii) aggregate payments by or to the Company or any of its Subsidiaries of $10,000,000 or more or (iii) a term in excess of three years;

(xiii) any lease or sublease of or relating to (A) real property leased to others, (B) tangible personal property leased to others or (C) mining or exploration rights leased to others, in each case providing for (i) annual payments to the Company or any of its Subsidiaries of $500,000 or more, (ii) aggregate payments to the Company or any of its Subsidiaries of $1,000,000 or more or (iii) a term in excess of three years;

(xiv) any lease or sublease of or relating to (A) real property to be leased by the Company or any of its Subsidiaries, or (B) mining or exploration rights to be leased by the Company or any of its Subsidiaries, in each case providing for (i) annual payments by the Company or any of its Subsidiaries of $1,000,000 or more, (ii) aggregate payments by the Company or any of its Subsidiaries of $5,000,000 or more or (iii) a term in excess of three years;

(xv) any contracts or agreements related to the storage, transportation or processing of the Company’s or its Subsidiaries’ coal (including stock piling and loading agreements) providing for either (i) annual payments by the Company or any of its Subsidiaries of $5,000,000 or more, (ii) aggregate payments by the Company or any of its Subsidiaries of $10,000,000 or more or (iii) a term in excess of three years;

(xvi) any (A) coal supply agreement or coal product sales agreement providing for sales in excess of $250,000,000 in the aggregate or a term in excess of three years or (B) any coal purchase agreement providing for purchases in excess of $10,000,000 individually or $100,000,000 in the aggregate or a term in excess of three years; or

(xvii) any other agreement, commitment, arrangement or plan not of a type described above but with a value in excess of $2,500,000 (provided that the aggregate value of all such agreements, commitments, arrangements or plans with a value in excess of $1,000,000 shall not exceed $5,000,000).

“Damages” means any and all damage, loss, diminution in value, liability, fines, penalties and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a Third Party claim or a claim to enforce the provisions hereof).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Designated Stockholders” means the Stockholders set forth on Section 1.01(a) of the Company Disclosure Schedule.

“Environmental Claim” means any notice, notification, demand, request for information, citation, summons, order, complaint, investigation, action, claim, suit, proceeding or review (or any basis therefor) of any nature, civil, criminal, regulatory or otherwise, by any Person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) relating to or arising out of any Environmental Laws or any Hazardous Materials.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health or to remediation, restoration or protection of the environment or natural resources or other environmental matters, including Applicable Laws relating to storage, treatment, management, generation or transportation of Hazardous Materials, land use, development, pollution, waste disposal, toxic materials, conservation of natural resources and resource allocation (including any Applicable Law relating to development or exploitation of any natural resource) or use or disposal of Hazardous Materials, including, without limitation, the following statutes:  (a) CERCLA, (b) the federal Resource Conservation and Recovery Act of 1976, (c) the federal Hazardous Materials Transportation Act, (d) the federal Toxic Substances Control Act, (e) the federal Clean Water Act, (f) the federal Clean Air Act, (g) the federal Safe Drinking Water Act, (h) the federal National Environmental Policy Act of 1969, (i) the federal Emergency Planning and Community Right-to-Know Act, (j) the federal Mine Safety Act of 1977, (k) the federal Surface Coal Mining Land Conservation and Reclamation Act, (l) the federal Abandoned Mined Lands and Water Reclamation Act and (m) the federal Coal Mine Health and Safety Act, and, in each case, any comparable state or local statutes.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, as applicable, the business of the Company and its Subsidiaries as currently (unless expressly specified otherwise) conducted or the business of Parent and its Subsidiaries as currently (unless expressly specified otherwise) conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means an escrow agent mutually agreed by Parent and the Company prior to Closing.

“Escrow Agreement” means the Escrow Agreement among Parent, the Stockholder Representative and the Escrow Agent, substantially in the form of Exhibit A hereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Materials” means any material or substance defined as a “hazardous substance,” “toxic substance,” “hazardous waste,” “solid waste,” “pollutant” or “contaminant” or any other term of similar import under any Environmental Law, or any other materials which are regulated or give rise to liability under Environmental Laws, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, acidic mine drainage, radiation and radioactive materials, lead-containing paints, molds and other harmful biologic agents, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Mining Laws” means (a) the federal Mine Safety Act of 1977, (b) the federal Surface Coal Mining Land Conservation and Reclamation Act, (c) the West Virginia Surface Coal Mining and Reclamation Act, (d) the federal Abandoned Mined Lands and Water Reclamation Act, (e) the federal Coal Mine Health and Safety Act (as amended by the Mine Improvement and New Emergency Response Act of 2006), (f) with respect to any Person, any state or local statutes comparable to the statutes referred to in the preceding clauses (a)-(e) that are binding upon or applicable to such Person, (g) any other Applicable Laws similar to any of the items in the preceding clauses (a)-(f) and relating primarily to mining, miner health and safety, reclamation, land use and development and exploitation or restoration of natural resources and (h) any written agreements with any Governmental Authority relating to any of the foregoing.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any similar intellectual property or proprietary rights.

“knowledge” of any Person that is not an individual means the actual knowledge of (i) with respect of the Company, Paul Vining, Keith St. Clair, Dwayne Francisco, Robert Bennett, David Turnbull, Richard Verheij, John Eagan and Mark Cornell, and (ii) with respect to Parent, Richard M. Whiting, Mark N. Schroeder, Jiri Nemec, Charles A. Ebetino, Jr., Joseph W. Bean, Michael V. Altrudo, Gary Halstead and Sara E. Wade.

“Lien” means, with respect to any property or asset, any mortgage, lien, lease, levy, pledge, charge, security interest, restrictive covenant, easement, encroachment, right of way, right to use or acquire, title defect, interest created under any bill of sale, trust or power, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Market Value” means the average of the closing price of Parent Stock on the New York Stock Exchange (or if Parent Stock is not then traded on the New York Stock Exchange, the principal stock exchange on which Parent Stock is then traded) for the 10 consecutive trading days immediately preceding (i) with respect to a payment of Escrow Shares from the Escrow Account, the applicable date on which shares of Parent Stock are to be released from the Escrow Account, (ii) with respect to the calculation of the Net Per Share Number, the Closing Date and (iii) with respect to a payment made pursuant to the last sentence of Section 11.02(c), the applicable date on which payment is to be made.

“Net Per Share Number” means “X” as determined by the following formula:  X = (11,901,729-(Excess Transaction Expenses Deduction Amount/Market Value))/Company Outstanding Stock Number.

“Parent Balance Sheet” means the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2007 and the notes to the financial statements referred to in Section 5.08(b).

“Parent Balance Sheet Date” means December 31, 2007.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Employee Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and, whether or not subject to ERISA, each material employment, severance, change in control, retention or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other equity-based rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) and any other material plan, agreement, program or policy which is maintained, sponsored or contributed to by Parent or any ERISA Affiliate of Parent and covers any current or former director, officer, employee or independent consultant of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability.

“Parent Material Adverse Effect” means a material adverse effect on (a) the ability of Parent to consummate the transactions contemplated by this Agreement without material delay or (b) the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided that for purposes of this clause (b), none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Parent Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which Parent or its Subsidiaries participates, the U.S. economy as a whole or the capital or financial markets (including public and private debt markets) in general or the markets in which Parent or its Subsidiaries operate, except to the extent, in any such case, disproportionately impacting Parent or its Subsidiaries, taken as a whole, as compared to the other entities operating in such industries or markets, respectively (and in any such case, only such disproportionate impact shall be taken into account in determining if a Parent Material Adverse Effect has occurred); (ii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in Applicable Law (or the interpretation thereof) except to the extent, in either case, disproportionately impacting Parent or its Subsidiaries, taken as a whole, as compared to the other entities operating in the industries in which Parent and its Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Parent Material Adverse Effect has occurred)

(provided that any such adverse change, effect, event, occurrence, state of facts or development to the extent arising from or relating to the failure by Parent or any of its Subsidiaries to comply with any change in Applicable Law shall not be disregarded under this clause (ii)); (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with Parent’s obligations under this Agreement or any other Transaction Document; (iv) a decline in the price or trading volume of Parent Stock on the New York Stock Exchange (provided that any underlying cause or causes for any change in the price or trading volume of Parent Stock on the New York Stock Exchange may be considered in determining whether a Parent Material Adverse Effect has occurred); or (v) the breach of this Agreement or any other Transaction Document by the Company (or any of its Affiliates or Stockholders party to any other Transaction Document).  The term “Parent Material Adverse Effect” as used in any representation or warranty in Article 5 shall include (A) in the context of Article 11 (other than to the extent relating to Section 5.27) an adverse effect of $50,000,000 or more and (B) in the context of Article 11 to the extent relating to Section 5.27 and in the context of Section 9.03, an adverse effect of $150,000,000 or more.

“Parent Proxy Statement” means the proxy statement of Parent to be filed by Parent with the SEC in connection with the Parent Stock Issuance (which shall be included in the Registration Statement).

“Parent Stock” means the common stock, $0.01 par value, of Parent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or Parent Balance Sheet, as applicable, (ii) Liens for taxes not yet due or being contested in good faith (and, in either case, for which adequate accruals or reserves have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable), (iii) deposits made in the ordinary course of business securing the performance of bids, trade contracts, leases, statutory obligations, surety, customs and appeal bonds and other obligations of like nature incurred as or incidental to and in the ordinary course of business, (iv) any statutory Lien arising in the ordinary course of business by operation of Applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable), (v) any imperfection of title or similar Lien, (vi) easements, zoning restrictions, rights-of-way, encroachments and similar encumbrances on real property imposed by law or arising in the ordinary course of business or which are necessary or desirable in connection with the business or the development thereof, (vii) any terms and conditions included in the contracts set forth on Section 1.01(a)(vii) of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (viii) customary bank setoff rights under the agreements set forth on Section

1.01(a)(viii) of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or to which a bank is entitled with respect to an account with such bank, (ix) any interest or title of a lessor under any lease entered into by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, in the ordinary course of business and covering only the assets so leased, (x) Liens disclosed on Section 1.01(a)(x) of the Company Disclosure Schedule or Section 1.01(a)(x) of the Parent Disclosure Schedule, as applicable; provided that (a) the term “Permitted Lien” shall not include any Lien securing indebtedness except as provided in clauses (i) and (x), (b) in the case of clauses (v), (vi), (vii) and (ix) above, such Liens individually or in the aggregate with other such Liens do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which they relate, and (c) in the case of clause (iv) above, such Liens individually or in the aggregate with other such Liens do not materially interfere with any present or intended use of the property or assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or a department, agency or instrumentality thereof.

“Registration Rights Agreement” means the Registration Rights Agreement among Parent and the other parties thereto, in the form attached as Exhibit B hereto.

“Registration Statement” means the Registration Statement of Parent to be filed by Parent with the SEC with respect to the issuance of Parent Stock in connection with the Merger (which shall include the Parent Proxy Statement).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into any occupied structure or upon the environment, including surface water, ground water, a drinking water supply, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“SEC” means the Securities and Exchange Commission.

“Stockholders” means the holders of shares of Company Stock, including Company Restricted Stock.

“Stock Plan” means the Magnum Coal Company 2006 Stock Incentive Plan, as adopted by the Company on March 21, 2006.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means (i) for purposes of this Agreement other than Article 11, any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates and (ii) for purposes of Article 11, any Person other than any Parent Indemnified Party, any Stockholder Indemnified Party or the Stockholder Representative.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Stockholder Consents, the Support Agreements, the Voting Agreement and any and all other agreements, certificates and documents required to be delivered by any party hereto prior to or at the Closing pursuant to the terms of this Agreement.

“Transaction Expenses” means any out-of-pocket amount paid or to be paid, and any payment obligations incurred, by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated hereby including, but not limited to, professional fees and related expenses for services rendered by counsel, actuaries, auditors, accountants, investment bankers, brokers, finders or other intermediaries, experts, consultants and other advisors, in each case only to the extent incurred since January 1, 2008; provided that “Transaction Expenses” shall not include “change in control”, severance or similar payments to employees that are only payable upon a termination of employment after the Closing.

“Transaction Expenses Cap” means the sum of (i) $4,000,000 and (ii) the amount of fees and expenses payable by the Company to Citigroup Global Markets Inc. in connection with the Merger pursuant to the engagement agreement provided to Parent prior to the date hereof.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Parent Financing Terms	8.10(a)
Agreement	Preamble
Alternate Financing Documents	8.10(a)
Books and Records	7.07
Certificates	2.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Core Representations	Article 4
Company Covenant Breach	11.02
Company Employee	7.04(a)

Term	Section
Company Employee Plans	4.16(a)
Company Leased Real Property	4.22(a)
Company Leased Tangible Property	4.22(b)
Company Material Environmental Applications	4.19(h)
Company Material Mining Applications	4.10(b)
Company Outstanding Stock Number	9.02(j)
Company Outstanding Stock Number Certificate	9.02(j)
Company Owned Real Property	4.22(d)
Company Owned Tangible Property	4.22(e)
Company Permits	4.25
Company Securities	4.05(b)
Company Stockholder Approval	4.02(a)
Company Subsidiary Securities	4.06(b)
Company Surety Bonds	4.10(c)
Company Warranty Breach	11.02
Continuing Employee	7.04(a)
D&O Insurance	7.06(b)
Deductible Amount	11.02(a)
Deminimis Amount	11.02(a)
Direct Indemnification Claims	11.02(c)
Dissenting Shares	2.09
Effective Time	2.01(b)
e-mail	12.01
End Date	10.01(b)(i)
Escrow Account	2.08(a)
Escrow Availability Amount	11.03(a)
Escrow Property	2.08(a)
Escrow Only Claims	11.02(b)
Escrow Shares	2.08(a)
Excess Transaction Expenses Deduction Amount	9.02(h)
Exchange Agent	2.03(a)
Indemnified Party	11.03
Indemnifying Party	11.03
Information Statement	6.02(b)
Material Contract	4.21(b)
Merger	Preamble
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.16(c)
Non-Core Cap Availability Amount	11.03(a)
Parent	Preamble
Parent Board Recommendation	8.09(e)
Parent Cap	11.02(d)

Term	Section
Parent Core Claims	11.02(e)
Parent Core Representations	Article 5
Parent Covenant Breach	11.02(d)
Parent Credit Agreement	5.26
Parent Indemnified Parties	11.02(a)
Parent Financing	5.26
Parent Financing Commitment Letter	5.26
Parent Leased Real Property	5.22(b)
Parent Leased Tangible Property	5.22(a)
Parent Material Contract	5.21
Parent Material Mining Applications	5.11(b)
Parent Non-Core Claims	11.02(e)
Parent Owned Real Property	5.22(d)
Parent Owned Tangible Property	5.22(e)
Parent Permits	5.24
Parent SEC Documents	5.07(a)
Parent Securities	5.05(b)
Parent Stock Issuance	5.02(a)
Parent Stockholder Approval	5.02(a)
Parent Stockholder Meeting	8.09(a)
Parent Subsidiary Securities	5.06(b)
Parent Surety Bonds	5.11(c)
Parent Warranty Breach	11.02
Preferred Stock	5.05(a)
Pro Rata Share	2.08(b)
Related Person	4.26
Representatives	6.03(a)
Rights Agreement	5.20(b)
Seller Group	12.13
Stockholder Consents	Preamble
Stockholder Control	Preamble
Stockholder Indemnified Parties	11.02(d)
Stockholder Representative	Preamble
Superior Proposal	6.03(c)
Support Agreements	Recitals
Surviving Corporation	2.01(a)
Tax	4.14(j)
Taxing Authority	4.14(j)
Tax Return	4.14(j)
Tax Sharing Agreements	4.14(j)
Third Party Interests	4.06(b)
TSA	5.16
368 Reorganization	4.15
Voting Agreement	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law” or “laws” shall be deemed also to include any Applicable Law.  References to any particular statute or law shall be to such statute or law as amended from time to time, and to the rules and regulations promulgated thereunder and enforceable interpretations thereof.  Any references in this Agreement to compliance by any Person with any Applicable Law, permit, authorization, agreement or other item shall include compliance by any business, assets or operations of such Person.

ARTICLE 2
The Merger

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) The closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 at 10:00 A.M., three Business Days after the date on which the last of the conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that (i) by their nature are to be satisfied at Closing and (ii) will be satisfied at Closing), or on such other date, time and place as the Company and Parent may mutually agree (the “Closing Date”).  On the Closing Date the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger by agreement of the parties).

(c) From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.02.  Conversion of Shares.  At the Effective Time:

(a) except as otherwise provided in Section 2.02(b) and Section 2.09, and subject to Section 2.04(b), each share of Company Stock (including Company Restricted Stock and shares of Company Stock issued upon conversion of the Company Convertible Debt Notes) outstanding immediately prior to the Effective Time shall be converted into the right to receive the Net Per Share Number of shares of Parent Stock (together with the cash in lieu of fractional shares of Parent Stock as specified below, the “Merger Consideration”); provided that, notwithstanding the foregoing, the parties acknowledge and agree that the Escrow Shares shall be deducted from the Parent Stock deliverable to each Designated Stockholder based on that Designated Stockholder’s Pro Rata Share of the Escrow Shares as set forth in Section 2.08 and such Escrow Shares shall be deliverable to such Designated Stockholders only as provided in the Escrow Agreement.

(b) each share of Company Stock held by the Company as treasury stock shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Surrender and Payment.  (a) Parent shall act as agent or prior to the Effective Time Parent shall appoint an agent (Parent or such agent, as applicable, the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Stock, including Company Restricted Stock (the “Certificates”).  Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates.  Promptly after the Effective Time (but not later than ten Business Days after the Closing), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Stock represented by such Certificate, but subject to Section 2.08.  The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form; provided that, except with respect to shares then held in the Escrow Account, if such shares of Parent Stock are in uncertificated book-entry form, upon request by the Stockholder Representative or any Stockholder, Parent shall provide to such Person a certificate of Parent’s transfer agent of the registration of such shares of Parent Stock in the name of the applicable Stockholder.  Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to Parent Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.05, shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered as provided in this Section.  Following such surrender, there shall be paid, without interest, to the Person in whose name the shares of Parent Stock have been registered, at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.05 and the amount of all dividends or other distributions, if any, with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares of Parent Stock; provided that all dividends and distributions with respect to the Escrow Shares shall be held in the Escrow Account together with the associated Escrow Shares.

Section 2.04.  Certain Adjustments.

(a) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (except for the issuance of the shares of Company Stock on conversion of the Company Convertible Debt Notes) or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Merger Consideration shall be appropriately adjusted; provided that no adjustment to the Merger Consideration shall be made for any change in the outstanding shares of capital stock of Parent that results from (i) any exercise of options to purchase shares of Parent Stock granted under Parent’s stock option or compensation plans or arrangements, which plans or arrangements have been disclosed in the Parent SEC Documents, and any issuance of shares pursuant to any such plans or arrangements or (ii) any bona fide issuance of shares in which Parent receives fair value (as determined in good faith by Parent’s Board of Directors) for such shares.

(b) Subject to any adjustments required by Section 2.04(a), Parent shall not be obligated to issue in excess of 11,901,729 shares of Parent Stock (less (i) a number of shares, if any, equal to the Excess Transaction Expenses Deduction Amount divided by the Market Value as calculated for purposes of determining the Net Per Share Number and (ii) any fractional shares to the extent provided in

Section 2.05) as Merger Consideration (including, for the avoidance of doubt, the Escrow Shares).

Section 2.05.  Fractional Shares.  No fractional shares of Parent Stock shall be issued in the Merger.  All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the New York Stock Exchange on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.06.  Withholding Rights.

(a) Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  Any withheld amounts shall be timely remitted to the appropriate Taxing Authority and a receipt therefor shall be delivered to the Stockholder Representative.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

(b) Without limiting the generality of Section 2.06(a), Parent shall be entitled to treat the Company as a United States Real Property Holding Corporation, as defined in Section 897 of the Code.  Accordingly, Parent shall be entitled to deduct and withhold from payments to each Stockholder pursuant to Section 1445 of the Code, unless such Stockholder provides certification of non-foreign status or other evidence of exemption from 1445 withholding (in the forms attached hereto as Exhibit 2.06(b)).

Section 2.07.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Stock or Company Restricted Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08.  Escrow Account.

(a) The Company agrees that at the Closing a number of shares of Parent Stock equal to 10% of the aggregate number of shares of Parent Stock to be issued to the Stockholders in the Merger pursuant to Section 2.02 (the “Escrow Shares”) shall (in lieu of being delivered to the Designated Stockholders, and with the portion of such Escrow Shares attributable to each Designated Stockholder being such Designated Stockholder’s Pro Rata Share) be delivered by Parent to the Escrow Agent for deposit into a separate account (the “Escrow Account”) in accordance with the terms of the Escrow Agreement.  The Escrow Shares deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay amounts (if any) owing under Article 11 (with such Escrow Shares valued at Market Value in accordance with the definition thereof), with all remaining property in the Escrow Account to be distributed to the Designated Stockholders in accordance with Section 2.08(b).  For the purposes of the definition of “Escrow Shares”, any dividends or distributions paid on an Escrow Share and the interest earned thereon shall also be deemed to be part of such “Escrow Share”.  For the purposes of this Agreement, “Escrow Property” means, at any given time, the Escrow Shares and any other funds or property contained in the Escrow Account at such time.

(b) On the first Business Day after the first anniversary of the Closing Date, an amount of Escrow Property equal to (x) the amount of Escrow Property remaining in the Escrow Account at such time less (y) such amount of Escrow Property with an aggregate value (calculated, to the extent any Escrow Shares are held in the Escrow Account, based on the Market Value of such Escrow Shares at such time) equal to the aggregate amount of bona fide claims for indemnification submitted in good faith and outstanding at such time (plus applicable interest on such claims), shall be released from the Escrow Account for distribution to the Persons who were Designated Stockholders immediately prior to the Effective Time in accordance with their Pro Rata Shares.  Any remaining Escrow Property in the Escrow Account at the time all such claims for indemnification are resolved shall be released from the Escrow Account for distribution to the Persons who were Designated Stockholders immediately prior to the Effective Time in accordance with their Pro Rata Shares.  For these purposes, “Pro Rata Share” means, with respect to each Designated Stockholder the quotient of (i) the number of shares of Parent Stock to be issued to such Designated Stockholder in the Merger pursuant to Section 2.02, divided by (y) the aggregate number of shares of Parent Stock to be issued to all Designated Stockholders in the Merger pursuant to Section 2.02.  The Escrow Agent shall hold the Escrow Property in escrow pursuant to the Escrow Agreement.  Distributions of any Escrow Property from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

Section 2.09.  Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, if required by Delaware Law (but only to the extent required thereby), shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock to be canceled pursuant to Section 2.02(b)) and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of Delaware Law (the “Dissenting Shares”) will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under Delaware Law.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such shares, subject to Section 2.08.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law and as provided in the previous sentence.  The Company will give Parent prompt notice of any demands received by the Company for appraisals of shares of Company Stock.

ARTICLE 3
The Surviving Corporation

Section 3.01.  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to read in its entirety as set forth in Exhibit 3.01 hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

Section 3.02.  Bylaws.  At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety as set forth in Exhibit 3.02 hereto, and as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
Representations and Warranties of the Company

Subject to Section 12.04, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent, on and as of the date of this Agreement and, solely with respect to the representations and warranties in Sections 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.12, 4.13, 4.20, 4.26 (such representations and warranties, the “Company Core Representations”) and Section 4.30, as of the Effective Time, that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as currently conducted.  In all material respects, the Company is duly qualified to do business as a foreign corporation and, as applicable in the relevant jurisdiction, is in good standing in all jurisdictions where such qualification is necessary.  The Company has heretofore delivered or made available to Parent prior to the date hereof true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by each of the Company and the Stockholder Representative of this Agreement and each other Transaction Document to which the Company or the Stockholder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby are within its corporate or limited partnership powers, as applicable, and, except for the affirmative vote in connection with the consummation of the Merger of the holders of at least 66.67% of the Company Stock held by the Investors (as such term is defined in the Company Stockholders Agreement) (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company and all necessary limited partnership action on the part of the Stockholder Representative and no other corporate, shareholder, partner or other similar proceedings on the part of the Company or the Stockholder Representative are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby.  This Agreement and each of the other Transaction Documents to which the Company or the Stockholder Representative is or will be a party constitutes, or will when executed and delivered constitute, a valid and binding agreement of the Company and the Stockholder Representative, as applicable, enforceable against the Company and the Stockholder Representative, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity, whether in a proceeding at law or in equity.

(b) The Company’s Board of Directors has (i) unanimously determined that this Agreement and the other Transaction Documents to which the Company is a party, and the transactions contemplated hereby and thereby (including the Merger), are advisable, fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the other Transaction Documents to which the Company is a party, and the transactions contemplated hereby and thereby (including the Merger), and (iii) unanimously recommended adoption of this Agreement by its stockholders.  The members of the Company’s Board of Directors who are not Affiliates of the ArcLight Funds have (although not a committee of the Company’s Board of Directors) (i) unanimously determined that this Agreement and the other Transaction Documents to which the Company is a party, and the transactions contemplated hereby and thereby (including the Merger), are advisable, fair to and in the best interests of the Company’s stockholders and (ii) unanimously approved this Agreement and the other Transaction Documents to which the Company is a party, and the transactions contemplated hereby and thereby (including the Merger)

(c) The Stockholder Consents will be executed and delivered by the Stockholders identified on Section 4.02(c) of the Company Disclosure Schedule immediately after the execution and delivery of this Agreement, and when so executed and delivered will constitute a valid, effective and irrevocable Company Stockholder Approval and no other vote or action of the holders of any class or series of the capital stock of the Company will be necessary under Delaware Law, the Company Stockholders Agreement or otherwise to consummate the Merger or the transactions provided for herein.

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by each of the Company and the Stockholder Representative of this Agreement and each other Transaction Document to which the Company or the Stockholder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws and (iv) any other immaterial actions or filings.

Section 4.04.  Non-contravention.  The execution, delivery and performance by each of the Company and the Stockholder Representative of this Agreement and each other Transaction Document to which the Company or the Stockholder Representative is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the

Company or any of its Subsidiaries, or the certificate of limited partnership or the limited partnership agreement of either Stockholder Representative, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries or the Stockholder Representative is entitled under any provision of any agreement or other instrument binding upon the Company, any of its Subsidiaries, the Stockholder Representative or any of their respective properties or assets or any license, franchise, permit, approval or other authorization of, or any deposit, letter of credit, trust fund or bond posted by, the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries,  with such exceptions, in the case of (a) clause (ii) as would not, individually or in the aggregate, reasonably be expected to be material or (b) clauses (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.05.  Capitalization; Ownership of Shares.  (a) The authorized capital stock of the Company consists of 101,000,000 shares of capital stock par value $0.01 per share, of which 100,000,000 shares are Company Stock (of which 3,000,000 shares are Company Restricted Stock) and 1,000,000 are shares of the Company’s undesignated preferred stock.  As of the date hereof, there are issued and outstanding:  (i) 51,670,642 shares of Company Stock, of which 519,306 shares are vested Company Restricted Stock and 1,951,336 shares are unvested Company Restricted Stock and (ii) no shares of the Company’s preferred stock.  All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  No Subsidiary or Affiliate of the Company owns any shares of capital stock of the Company.

(b) Except as set forth in this Section 4.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or Error! Bookmark not defined. options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”).  Other than pursuant to the Stock Plan, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) Section 4.05(c) of the Company Disclosure Schedule contains a complete and correct list of the Company’s Stockholders and specifies the number of shares of Company Stock (including Company Restricted Stock) owned by each such Stockholder.  Section 4.05(c) of the Company Disclosure Schedule sets forth each shareholders agreement or similar agreement with or among any of the Company’s Stockholders, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Stock, including any restriction on the right of a holder to vote, sell or otherwise dispose of such Company Stock.  Other than the Stock Plan, neither the Company nor any Subsidiary of the Company has adopted, maintains or has maintained any stock option plan or other plan providing for equity compensation to any Person.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(d) The information set forth in the Company Outstanding Stock Number Certificate delivered pursuant to Section 9.02(j) will be true and correct in all respects.

(e) No interest will be paid in cash on the Company Convertible Debt at or prior to the Closing.  Immediately prior to the Effective Time, in accordance with Section 7 of the Company Convertible Debt NPA, (i) the Company Convertible Debt Notes (including any interest on the Company Convertible Debt Notes that has been added to the principal thereof, and any accrued and unpaid interest on the Company Convertible Debt Notes) will be converted into the right to receive a number of shares of Company Stock in accordance with Section 7 of the Company Convertible Debt NPA and will be cancelled and cease to be issued and outstanding and (ii) the Company Convertible Debt Notes will be surrendered and exchanged for Company Stock.  From the date of the Company Convertible Debt NPA through the date hereof, the Company has not taken any action that would have violated Section 6.06 if it had been in effect at that time.

(f) Prior to the date hereof, the Company has issued $100,000,000 in aggregate principal amount of Company Convertible Debt Notes pursuant to the Company Convertible Debt NPA and has repaid $100,000,000 of existing indebtedness of the Company and its Subsidiaries under the Company Credit Agreement without the payment of any penalty or premium.  The Company has not incurred, and will not incur, any fees or expenses in respect of any underwriter, finder or broker (or any similar fee or expense) in connection with the issuance of the Company Convertible Debt Notes.

Section 4.06.  Subsidiaries.  Error! Bookmark not defined. Each Subsidiary of the Company is a limited liability company duly organized, validly existing and, as applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of organization, and has all corporate (or other organizational) powers required to carry on its business as currently conducted.  In all material respects, each such Subsidiary is duly qualified to do business as a foreign company and, as applicable in the relevant jurisdiction, is in good standing in all jurisdictions where such qualification is necessary.  Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Subsidiaries of the Company and their respective jurisdictions of organization.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Other than (i) the Subsidiaries set forth on Section 4.06(a) of the Company Disclosure Schedule and (ii) investments (which, as of the date hereof, are as set forth on Section 4.06(c) of the Company Disclosure Schedule) made with funds held in escrow accounts established to support reclamation obligations of the Company or any of its Subsidiaries, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock, securities, ownership interests or investments in any other Person (collectively, “Third Party Interests”).  Neither the Company nor any Subsidiary of the Company has any rights to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or contribution or (other than pursuant to commercial transactions in the ordinary course of business or to employees in the ordinary course of business) advance to, any Person.

Section 4.07 .  Financial Statements.

(a) The audited consolidated balance sheets as of December 31, 2006 and December 31, 2005 and the related audited consolidated statements of operations, statements of shareholders’ equity and statements of cash flows for each of the years ended December 31, 2006 and December 31, 2005 of the Company and its Subsidiaries fairly present, in all material respects, the consolidated financial position and shareholders’ equity of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended and have been prepared in compliance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and in accordance with the books and records of the Company and its Subsidiaries.

(b) The audited balance sheet as of December 31, 2007 and the related audited statement of operations, statement of shareholders’ equity and statement of cash flows for the year then ended of the Company and its Subsidiaries fairly present, in all material respects, the consolidated financial position and shareholders’ equity of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended and have been prepared in compliance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and in accordance with the books and records of the Company and its Subsidiaries.

Section 4.08.  Absence of Certain Changes.  From the Company Balance Sheet Date to the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and since the Company Balance Sheet Date:

(a) there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(b) neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited by Section 6.01 (other than Sections 6.01(c), 6.01(i) or 6.01(m)) if this Agreement had been in effect at the time thereof.

Section 4.09.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the knowledge of the Company, there is no existing condition, situation or set of circumstances (other than as a result of conducting operations in the coal industry generally, except to the extent disproportionately impacting the Company or its Subsidiaries as compared to other entities operating in the coal industry) that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations to the extent disclosed, reflected or reserved against, in the Company Balance Sheet or the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date consistent with past practices;

(c) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) liabilities incurred as a result of the performance of the Company’s obligations under this Agreement; and

(e) liabilities or obligations arising pursuant to the terms (and not as a result of breach or default by the Company or any of its Subsidiaries) of contracts or agreements of the Company or any of its Subsidiaries set forth in Section 4.21(a) of the Company Disclosure Schedule.

Section 4.10.  Compliance with Laws; Mining Compliance Matters.

(a) The Company and each of its Subsidiaries is, and (except as would not reasonably be expected to result in a current or future liability on or adverse consequence to the Company or any of its Subsidiaries) has been, in all material respects in compliance with all Applicable Law, including the Identified Mining Laws but not including any other Environmental Laws, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given written notice from any Governmental Authority, and the Company does not otherwise have knowledge of, any material violation of any Applicable Law, including the Identified Mining Laws but not including any other Environmental Laws.  Neither the Company nor any of its Subsidiaries is subject to any material order, writ, judgment, award, injunction or decree of any arbitrator or Governmental Authority that the Company or any of its Subsidiaries has received in writing or otherwise has knowledge of.

(b) Section 4.10(b) of the Company Disclosure Schedule lists all material applications for permits to be issued by mining authorities to the Company or any of its Subsidiaries (the “Company Material Mining Applications”).  Neither the Company nor any of its Subsidiaries has received any written communication from the applicable permitting authority with respect to any Company Material Mining Application that (i) indicates that such Company Material Mining Application has been denied or (ii) requests the Company or any of its Subsidiaries to provide additional information with respect to such Company Material Mining Application.

(c) Except as set forth on Section 4.10(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have posted all material deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with their operations (the deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) posted in connection with the operations of the Company and its Subsidiaries, collectively, the “Company Surety Bonds”).  The Company Surety Bonds are sufficient to conduct the business of the Company and its Subsidiaries as currently conducted.  The Company and its Subsidiaries are and have been in compliance in all material respects with the Company Surety Bonds, and the operation of the Company’s and its Subsidiaries’ coal mining and processing operations and the state of reclamation with respect to the Company Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise are and have been in compliance with all applicable mining, reclamation and other analogous Applicable Laws, except where noncompliance would not (i) interfere in any material respect with the ability of the Company and its Subsidiaries to continue to operate their assets and conduct their business as currently conducted or otherwise be material or (ii) materially adversely affect or delay the consummation of the transactions contemplated by this Agreement.

(d) Neither the Company nor any of its Subsidiaries (nor any Person “owned or controlled” by any of them) has received written notice from the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977 (or any comparable state statute) or otherwise has knowledge that it is (i) ineligible to receive additional surface mining permits or other licenses or authorizations or (ii) under investigation to determine whether its eligibility to receive such permits or other licenses or authorizations should be revoked, i.e., “permit blocked.”  As used in this Section 4.10(d), “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5 (2000).

Section 4.11.  Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, (i) that if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to be, individually or in the aggregate, material or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.12.  Investment Banker and Finders’ Fees.  Except for Citigroup Global Markets Inc., a copy of whose engagement agreement has been provided to Parent prior to the date hereof, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries who might be entitled to any fee or commission from Parent, the Company or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.13.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc., financial advisor to the Company, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications reflected therein, the exchange ratio (as defined in such opinion) is fair, from a financial point of view, to the holders of Company Stock (other than the ArcLight Funds and their respective Affiliates).  The Company, solely for informational purposes, will after receipt of such opinion and concurrently with the execution and delivery of this

Agreement, furnish Parent’s outside legal counsel with a correct and complete copy of such opinion.

Section 4.14.  Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns were at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due or being contested in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) Any income and franchise Tax Returns of the Company or its Subsidiaries filed or required to be filed with respect to the Tax years ended on or before December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction which taxes the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(g) Section 4.14(g) of the Company Disclosure Schedule contains (i) a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries is qualified to do business and (ii) a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns, showing in each case the type of Tax Return filed.  No jurisdiction in which the Company does not file Tax Returns has asserted that the Company is or may be liable for Tax, or required to file a Tax Return, in such jurisdiction.

(h) (i) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent (provided that Apogee Coal

Company, LLC, Catenary Coal Company, LLC and Hobet Mining, LLC were formerly C corporations that were members of a consolidated group with Arch Coal, Inc., but are not successors to such C corporations under Section 381(a) of the Code); (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by either the Company or any of its Subsidiaries, regardless of whether such Tax is imposed on the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(i) Prior to the date hereof, the Company has provided Parent with copies of or access to (i) all Tax Returns of the Company or any of its Subsidiaries that were filed or became due on or after January 1, 2005 and (ii) all material agreements relating to Taxes of the Company or any of its Subsidiaries, including any Tax Sharing Agreements, effective during that period.

(j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (including without limitation any tax sharing agreement currently in effect among the Company and any of its Subsidiaries as well as any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.15.  Tax Treatment.  Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.16.  Employee Benefit Plans.  (a) Except for items of a de minimis nature, Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, and, whether or not subject to ERISA, each employment, severance, change in control, retention or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other equity-based rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) and any other plan, agreement, program or policy which is maintained, sponsored or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former director, officer, employee or independent consultant of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.  Copies (which copies are correct and complete in all material respects) of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, most recent summary plan descriptions and written interpretations thereof have been furnished to or made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans (disregarding the exception for those of a de minimis nature) are referred to collectively herein as the “Company Employee Plans.”

(b) No Company Employee Plan is subject to Title IV of ERISA (other than a “multiemployer plan,” as defined below).

(c) With respect to any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), to which the Company, its Subsidiaries or any of their ERISA Affiliates has any liability or contributes (or has at any time contributed or had an obligation to contribute):  (i) none of the Company, its Subsidiaries or any of their ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied or would be subject to such liability if, as of the Closing Date, the Company, its Subsidiaries or any of their ERISA Affiliates were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any such multiemployer plan; and (ii) to the knowledge of the Company, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(d) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file under the applicable remedial amendment period, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter would not be issued.  Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan.  No material events have occurred with respect to any Company Employee Plan that would result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting (except as otherwise may be required under Section 411(d)(3) of the Code) or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any such individual to any severance or other payment solely as a result of the transactions contemplated hereby, or would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.  Section 4.16(e) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent and (ii) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(f) Except to the extent set forth in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical, disability or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2007.

(h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(i) All contributions and payments accrued under each Company Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent set forth in the Company Balance Sheet.

(j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Employee Plan before any Governmental Authority.

(k) No Company Employee Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside the United States.

(l) No current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

(m) The Company Balance Sheet fairly and accurately reflects as of the date thereof all liabilities and obligations related to any black lung disease claims and benefits arising under any state or federal law, claims and benefits arising under any state workers’ compensation laws, and post-retirement health or pension claims and benefits.

Section 4.17.  Employees. The Company has provided or made available to Parent prior to the date hereof a true and complete list, as of March 27, 2008, of (i) the names, titles and annual salaries of all officers of the Company and its Subsidiaries and all other employees of the Company and its

Subsidiaries with base annual salaries equal to or in excess of $100,000 (such list to be updated by the Company as of immediately prior to the Closing to reflect any terminations and new hires) and (ii) the wage rates for non-salaried employees of the Company and its Subsidiaries (by classification).  The Company has disclosed to Parent prior to the date hereof the name of any employee referred to in clause (a) who, to the knowledge of the Company, has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing.

Section 4.18.  Labor Matters.  The Company and its Subsidiaries are not engaged in any material respect in any unfair labor practice which would reasonably be expected to be, individually or in the aggregate, material.  There is no unfair labor practice charge or material grievance arising out of a collective bargaining agreement, other current labor agreement with any labor union or organization, or other material grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened.  Since two years prior to the date of this Agreement there has been no unfair labor practice charge or complaint filed against the Company or any of its Subsidiaries, or to the knowledge of the Company, pending or threatened, before (A) the National Labor Relations Board or any similar state agency, or (B) the Equal Employment Opportunity Commission or any similar state agency responsible for the prevention of unlawful employment practices.  There is no strike or lockout or material slowdown, work stoppage or other labor dispute pending, or to the knowledge of the Company, threatened against, involving or otherwise materially affecting the Company or any of its Subsidiaries.  Since two years prior to the date of this Agreement, any and all reductions of workforce have been carried out in all material respects in accordance with all Applicable Law.

Section 4.19.  Environmental Matters.  Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated herein or therein.

(b) None of the Company nor any of its Subsidiaries has received any Environmental Claim or written notice of any threatened Environmental Claim, or has any knowledge of any threat of such an Environmental Claim, regarding or resulting from the activities or business of the Company or any of its Subsidiaries, or any property or assets currently or formerly owned, operated or used by the Company or any of its Subsidiaries, in each case that (i) has been outstanding for more than 30 days, (ii) would reasonably be expected to result in (A) an action by a Governmental Authority, (B) a determination that there is a pattern of violations or (C) the closure of any operations of the Company or any of its Subsidiaries or (iii) results in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries.

(c) None of the Company nor any of its Subsidiaries has entered into, has agreed to, has been issued or to the knowledge of the Company is otherwise subject to, any material order, writ, judgment, award, injunction or decree of any arbitrator or Governmental Authority under any Environmental Law regarding the Company or any of its Subsidiaries or any property or assets currently or formerly owned, operated or used by the Company or any of its Subsidiaries, in any such case that would interfere with the respective ability of the Company or any of its Subsidiaries to continue to operate their respective assets and conduct their respective businesses as currently conducted or would result in liability to the Company or any of its Subsidiaries.

(d) None of the Company nor any of its Subsidiaries has Released any Hazardous Materials in violation of Environmental Law or in a manner that would reasonably be expected to result in liability under Environmental Laws or Environmental Permits, and, to the knowledge of the Company, no other Person has Released any Hazardous Materials, and Hazardous Materials are not otherwise present, at any property currently or formerly owned or operated by the Company or any of its Subsidiaries in violation of any Environmental Law or Environmental Permits or in a manner that would reasonably be expected to result in liability to the Company or any of its Subsidiaries.

(e) No property currently owned or operated by the Company or any of its Subsidiaries (i) is listed or, to the knowledge of the Company or any of its Subsidiaries, proposed for listing on the CERCLA National Priorities List or CERCLIS list or any similar Governmental Authority’s list of sites at which remedial action is or may be necessary or (ii) contains asbestos or asbestos-containing materials, in either case in a condition constituting a violation of Environmental Law or as would reasonably be expected to result in liability to the Company or any of its Subsidiaries.

(f) None of the Company nor any of its Subsidiaries has disposed of, transported or arranged for the disposal or transportation of, any Hazardous Materials in a manner or to a location that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under Environmental Law.

(g) Neither the Company nor any Subsidiary of the Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any of the Environmental Permits. Neither the Company nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any such Environmental Permit intends to terminate or will refuse to renew or reissue any such Environmental Permit upon its expiration.

(h) To the knowledge of the Company, (A) there are no material applications for Environmental Permits in the name of the Company or any of its Subsidiaries other than those set forth on Section 4.19(h) of the Company Disclosure Schedule (the “Company Material Environmental Applications”); and (B) the Company or one of its Subsidiaries will, on any grant of any of such applications, hold legal or beneficial title to the interest in each such application as set forth on Section 4.19(h) of the Company Disclosure Schedule.  Each of the Company Material Environmental Applications has been made in accordance with Applicable Laws.  Neither the Company nor any of its Subsidiaries has received any written communication from any Governmental Authority that indicates that any of the Company Material Environmental Applications will not be timely granted or will be subject to any material restrictions, limitations or unusual requirements.

(i) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered or made available to Parent at least five Business Days prior to the date hereof.

Section 4.20.  Antitakeover Statutes; Company Stockholders Agreement; Absence of Dissenters Rights.  (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) The execution, delivery or performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including the Merger, complies and will comply in all material respects with any applicable provisions of the Company Stockholders Agreement.

Section 4.21 .  Material Contracts.

(a) Except as set forth on Section 4.21(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by, whether in writing or not, any of the following (other than agreements solely between or among the Company and its wholly-owned Subsidiaries and not containing any rights of or obligations to any third party)

(any item set forth in one sub-section of Section 4.21(a) of the Company Disclosure Schedule need not be repeated in another sub-section of Section 4.21(a) if applicability to such other sub-section is reasonably apparent from the disclosure set forth in the first such sub-section):

(i) any agreement or series of related agreements for the purchase, sale (other than coal supply or coal product sales agreements), receipt, lease or use of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by or to the Company or any of its Subsidiaries of $500,000 or more or (B) aggregate payments by or to the Company or any of its Subsidiaries of $2,500,000 or more;

(ii) any partnership, joint venture, limited liability company, operating, shareholder, investor rights or other similar agreement or arrangement with any Person;

(iii) any distributor, dealer, sales agency, sales representative, marketing or similar contracts;

(iv) any agreement or series of related agreements relating to, or entered into in connection with, the acquisition or disposition of the equity securities of any Person (other than in respect of the investments with funds held in escrow accounts established to support reclamation obligations of the Company or any of its Subsidiaries), any business or any material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement relating to indebtedness for borrowed money, the deferred purchase price of property or the prepaid sale of goods or products (in any such case, whether incurred, assumed, guaranteed or secured by any asset and, in the case of agreements relating to the deferred purchase price of property, with a value in excess of $100,000), including indentures, mortgages, loan agreements, capital leases, security agreements or other agreements for the incurrence of indebtedness, other than trade accounts payable incurred in the ordinary course of business;

(vi) any agreement relating to any interest rate, currency or commodity derivative or hedging transaction (excluding any agreements for the purchase of diesel fuel where physical delivery is intended);

(vii) any agreement (including any keepwell agreement) under which (A) to the knowledge of the Company any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries (other than any such guarantees by the Company and its wholly-owned Subsidiaries), in case of each such liability or obligation, in an amount in excess of $1,000,000 or (B) the Company or any of its Subsidiaries has, directly or indirectly, guaranteed any liabilities or obligations of any other Person (other than the Company or any wholly-owned Subsidiary);

(viii) any agreement that (A) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity or “most favored nation” obligations or restrictions binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

(ix) any employment, consultancy, deferred compensation, loan, retention, bonus, severance, retirement or other similar agreement or arrangement (including any amendment to any such existing agreement or arrangement) with any director, officer or employee of the Company or any of its Subsidiaries (other than loans to non-executive employees not in excess of $10,000 individually or $100,000 in the aggregate);

(x) any consulting agreement or similar arrangement with an independent contractor providing for (i) annual payments by the Company or any of its Subsidiaries of $100,000 or more, (ii) aggregate payments by the Company or any of its Subsidiaries of $250,000 or more or (iii) a term in excess of three years;

(xi) any collective bargaining agreement;

(xii) any contracts or agreements relating to the provision of contract mining (excluding any agreement solely with respect to the provision of contract labor) by or to the Company or any of its Subsidiaries;

(xiii) any lease or sublease of or relating to (A) real property leased to others, (B) tangible personal property leased to others or (C) mining or exploration rights leased to others;

(xiv) any contracts or agreements related to the Company’s or its Subsidiaries storage or transportation of coal (including stock piling and loading agreements) providing for either (i) annual payments by the Company or any of its Subsidiaries of $250,000 or more or (ii) aggregate payments by the Company or any of its Subsidiaries of $1,000,000 or more;

(xv) any coal supply agreement or coal product sales agreement; or

(xvi) any other agreement, commitment, arrangement or plan not of a type described above but with a value in excess of $1,000,000.

(b) Each agreement, contract, plan, lease, arrangement or commitment disclosed or required to be disclosed pursuant to Section 4.21(a) (and, for purposes of (A) the making of this representation and warranty as of the Effective Time solely for purposes of Section 4.30 and (B) the satisfaction or failure of the condition set forth in Section 9.02(a)(iv), each agreement, contract, plan, lease, arrangement or commitment entered into between the date hereof and the Closing Date that would have been required to be disclosed pursuant to Section 4.21(a) if it had been in effect as of the date hereof) is referred to as a “Material Contract”.  Each Material Contract is, to the Company’s knowledge, a valid and binding agreement of the parties thereto (other than the Company and its Subsidiaries), and, to the Company’s knowledge, is in full force and effect and in all material respects enforceable against such other parties, in accordance with its terms (except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity, whether in a proceeding at law or in equity) and prior to the date hereof the Company or any of its Subsidiaries has not received any written notice to terminate, in whole or material part, any of the same.  None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the material terms of any such Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, is reasonably likely to constitute any event of default thereunder that would be reasonably expected to result in the termination of such Material Contract.  True and complete copies of each Material Contract (including all modifications and amendments thereto) in effect as of the date hereof have been made available to Parent prior to the date hereof.

Section 4.22 .  Properties.

(a) “Company Leased Tangible Property” means all items of machinery, equipment, vehicles, and other tangible personal property leased or subleased by the Company or any of its Subsidiaries.  Section 4.22(a) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of the leases and subleases to which the Company or any of its Subsidiaries is a party or is bound, of or relating to Company Leased Tangible Property (other than agreements solely between or among the Company and its wholly-owned Subsidiaries and not containing any rights of or obligations to any Third Party).

(b) “Company Leased Real Property” means all real property and other interests in land, including coal, mining, exploration and surface rights, easements, rights of way, options, surface estates, coal and other mineral estates leased or subleased by the Company or any of its Subsidiaries.  Section 4.22(b) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of the leases and subleases to which the Company or any of its Subsidiaries is a party or is bound, of or relating to Company Leased Real Property (other than agreements solely between or among the Company and its wholly-owned Subsidiaries and not containing any rights of or obligations to any Third Party).

(c) The Company has delivered or made available to Parent prior to the date hereof copies (which copies are true and complete in all material respects) of the leases and subleases set forth on Section 4.22(a) of the Company Disclosure Schedule and Section 4.22(b) of the Company Disclosure Schedule (in each case as amended to the date of this Agreement).  With respect to each such lease or sublease of Company Leased Tangible Property and Company Leased Real Property, except where the failure of any of the following to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) such lease or sublease is in full force and effect in all respects and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles whether in a proceeding at law or in equity;

(ii) (A) neither the Company nor any of its Subsidiaries is in default under any such lease or sublease and, no event has occurred which, with the passage of time or expiration of any grace period would constitute a default of the Company’s or its Subsidiaries’ obligations under such lease or sublease, (B) to the knowledge of the Company no other party to any such lease or sublease is in default thereunder and (C) neither the Company nor any of its Subsidiaries has received a written or other notice of default with respect to such lease or sublease;

(iii) no such lease or sublease has been mortgaged, deeded in trust or subjected to a Lien (other than Permitted Liens) by the Company or any of its Subsidiaries;

(iv) with regard to the Company Leased Real Property, the Company or one of its Subsidiaries has adequate rights of ingress and egress to such Company Leased Property and all buildings, structures, facilities, fixtures and other improvements thereon;

(v) with regard to the Company Leased Real Property, neither the Company nor any of its Subsidiaries owes any brokerage or other commissions with respect to any such lease or sublease for which adequate reserves have not been established on the Company Balance Sheet;

(vi) neither the Company nor any of its Subsidiaries has received written notice of or has knowledge of a claim or dispute under any lease or sublease regarding any of the Company Leased Real Property or the Company Leased Personal Property; and

(vii) other than Permitted Liens, there are no other matters that, to the knowledge of the Company, would adversely affect the rights of the Company or any of its Subsidiaries to the Company Leased Real Property or the Company Leased Tangible Property.

(d) “Company Owned Real Property” means all real property, and other interests in land, including coal, mining, exploration and surface rights, easements, rights of way, options, surface estates and other mineral estates owned by the Company or any of its Subsidiaries.  Section 4.22(d) of the Company Disclosure Schedule sets forth a list of the Company Owned Real Property and the record title owner of the Company Owned Real Property.  Copies (which copies are true and complete in all material respects) of all deeds, and all title insurance policies, title insurance, abstracts and other evidence of title (if any) in the possession of the Company or any of its Subsidiaries relating to the Company Owned Real Property set forth on Section 4.22(d) of the Company Disclosure Schedule have been delivered or made available to Parent prior to the date hereof.  With respect to each such parcel of the Company Owned Real Property, except where the failure of any of the following to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:  (i) the identified owner has possession of, adequate rights of ingress and egress with respect to, and good and marketable fee simple title to each Company Owned Real Property, free and clear of any Liens, except for Permitted Liens; (ii) there are no pending or, to the Company’s knowledge, threatened condemnation proceedings and no tenant or other party in possession of any of the Company Owned Real Property has any right to purchase, or holds any right of first refusal to purchase, any of such properties; and (iii) other than Permitted Liens, there are no other matters that would adversely affect the title of the Company or any of its Subsidiaries.

(e) “Company Owned Tangible Property” means all items of machinery, equipment, vehicles, and other tangible personal property owned by the Company or any of its Subsidiaries.  Section 4.22(e) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of the Company Owned Tangible Property.  The Company or one of its Subsidiaries is in possession of and, except for such spare parts as are held on consignment, owns and has good title to all Company Owned Tangible Property as operated as of the date hereof.  All such Company Owned Tangible Property is free and clear of all Liens, other than Permitted Liens.

(f) The Company has delivered or made available to Parent prior to the date hereof copies (which copies are true and correct in all material respects) of all of the following relating to the Company Leased Real Property, Company Owned Real Property, Company Leased Tangible Property, Company Owned Tangible Property, or any of the mining complexes or reserves of the Company or any of its Subsidiaries, in each case to the extent material and in the possession of the Company or any of its Subsidiaries:  engineering, geological, operational, coal measurement, feasibility and coal data and analyses, surveys, aerial surveys, tract maps, parcel maps, plans, drawings, drilling logs, reserve reports, permit applications, and tax appraisals.

(g) Section 4.22(g) of the Company Disclosure Schedule lists all of the Company’s and its Subsidiaries’ owned or operated underground storage tanks, aboveground storage tanks, dikes or impoundments in, on, under or about the Company Leased Real Property or Company Owned Real Property.

(h) Except with respect to real property leased to others, the plants, buildings, structures, mines and equipment owned or leased by the Company or any of its Subsidiaries are in all material respects in good operating condition and repair and have been reasonably maintained consistent with past practice and are adequate and suitable for the purpose for which they are currently being used.

(i) The maps listed on Section 4.22(i) of the Company Disclosure Schedule accurately reflect, in all material respects, the Company Leased Real Property and the Company Owned Real Property.

(j) The Company Leased Real Property, Company Owned Real Property, Company Leased Tangible Property, and Company Owned Tangible Property constitute all of the property and assets (together with the Company Permits and the Environmental Permits) used or held for use in connection with the businesses of the Company and its Subsidiaries and are adequate to conduct such businesses as currently conducted in all material respects.

(k) The Company has provided to Parent on February 29, 2008 a list of each general reserve area of the Company and its Subsidiaries, and with respect to each such area the following information (which information, to the knowledge of the Company, is accurate and complete in all material respects): (i) whether such mining area is mineable by underground, surface or both methods; (ii) the proven and probable reserves as of January 1, 2008; (iii) a categorization of reserves by heat value as of January 1, 2008; and (iv) a categorization of reserves by sulfur content as of January 1, 2008.  Subject to the terms of any applicable lease and Applicable Law, the Company has the right to extract and sell the coal reserves referred to above and such reserves are not subject to any mining rights of any other Person.  Set forth in Section 4.22(k) of the Company Disclosure Schedule is a list, which list is accurate and complete in all material respects, of each mining complex of the Company and its Subsidiaries and the 2006 and 2007 production for each such mining complex.  Prior to the date hereof, the Company has provided to Parent a list of the quantity of reserves currently assigned to each mining area of the Company and its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has received written notice or has knowledge of any disputes with any adjoining landowners that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23.  Intellectual Property.

(a) Section 4.23(a)(i) of the Company Disclosure Schedule contains a true and complete list of all material registrations and applications for registration of any Intellectual Property Right owned by the Company or any of its Subsidiaries.  Section 4.23(a)(ii) of the Company Disclosure Schedule contains a true and complete list of all material agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right.

(b) Except as, individually or in the aggregate, would not reasonably be expected to be material:  (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property Rights used in or necessary for the conduct of its business as currently conducted; (ii) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property Right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property Right used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property Right of the Company or any of its Subsidiaries or impair the right of Parent and its Subsidiaries to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property Right of the Company or any of its Subsidiaries; and (vi) the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements.

Section 4.24.  Insurance Coverage.  Section 4.24 of the Company Disclosure Schedule sets forth a list (which list is true and complete in all material respects) of, and the Company has furnished or made available to Parent prior to the date hereof copies (which copies are true and complete in all material respects) of, all insurance policies and bonds (other than surety bonds) relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries.  There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which, to the knowledge of the Company, coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and the Company and its Subsidiaries have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  All material policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2006 and remain in full force and effect.  To the knowledge of the Company, the underwriters of such policies and bonds have not threatened any termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  The Company and its Subsidiaries shall immediately after the Effective Time continue to have coverage under such policies and bonds with respect to events occurring prior to the Effective Time.

Section 4.25.  Licenses and Permits.

(a) “Company Permits” means all licenses, mining leases, mining authorities, franchises, permits, certificates, approvals or other similar authorizations issued to the Company or any of its Subsidiaries by any Governmental Authority, including those relating to the Identified Mining Laws but not including any other Environmental Permits.  Section 4.25(a) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of the Company Permits and the Environmental Permits.

(b) The Company Permits are in all material respects sufficient permits to conduct the business of the Company and its Subsidiaries as currently conducted.  The Company Permits are in all material respects valid and in full force and effect, neither the Company nor any Subsidiary of the Company is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any of the Company Permits.  Neither the Company nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any such Permit intends to terminate or will refuse to renew or reissue any such Permit upon its expiration.  The Company and its Subsidiaries have complied with the terms and conditions of the Company Permits in all material respects.

Section 4.26.  Affiliate Transactions.  No Stockholder holding more than one percent of the outstanding Company Stock (or member of a group of Affiliated Stockholders holding in the aggregate in excess of one percent of the outstanding Company Stock), director or officer of the Company or any of its Subsidiaries, and none of their respective (a) controlled Affiliates (or in the case of the Stockholder Representative, any Affiliates of the Stockholder Representative) or (b) to the Company’s knowledge, Affiliates of Stockholders (other than the Stockholder Representative) that are not controlled Affiliates or (c) to the Company’s knowledge, “associates” (or, with respect to any of the foregoing, members of any of their “immediate families”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) (each of the foregoing Persons in this sentence, a “Related Person”), (i) is, or has in the past two years been, party to or involved, directly or indirectly, in any material contract, material agreement, material business arrangement or other material relationship with the Company or any of its Subsidiaries (whether written or oral) (other than (A) Stockholder, director, officer or employment relationships, (B) the ownership of Company Stock or (C) any purchase or sale of the Company’s products in the Company’s ordinary course of business and on arms’ length terms), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries (other than (A) in its capacity as a stockholder of the Company or (B) any indirect ownership interest that a Related Person may have as a result of any investment in any Person that is not an Affiliate of such Related Person) or (iii) is, or has in the past two years been, engaged, directly or indirectly, in the conduct of the business of the Company or its Subsidiaries (other than (A) in its capacity as a stockholder or as a director, officer or employee of the Company or any of its Subsidiaries or (B) relating to any indirect ownership interest that a Related Person may have as a result of any investment in any Person that is not an Affiliate of such Related Person).

Section 4.27.  Customers and Suppliers.  Section 4.27 of the Company Disclosure Schedule contains (i) a list of the top ten customers of the Company and its Subsidiaries (determined on the basis of revenues) for each of the last two fiscal years and (ii) a list of the top ten suppliers of the Company and its Subsidiaries (determined on the basis of cost of items purchased) for the last fiscal year.  No customer set forth on Section 4.27 of the Company Disclosure Schedule has ceased or materially reduced its purchases from or use of the services of the Company and its Subsidiaries since the Company Balance Sheet Date, or to the knowledge of the Company, has threatened to cease or materially reduce such purchases or use after the date hereof.  No supplier set forth on Section 4.27 of the Company Disclosure Schedule has ceased or materially reduced its supply of materials or goods or provision of services to the Company and its Subsidiaries since the Company Balance Sheet Date, or to the knowledge of the Company, has threatened to cease or materially reduce such supply or provision after the date hereof.  To the knowledge of the Company, no such customer or supplier is currently in, or threatened with, bankruptcy or insolvency.

Section 4.28.  Absence of Certain Business Practices.  Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, nor any Person acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, within the past two years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the respective business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject the Company or any of its Subsidiaries to any material damage or material penalty assessed by any Governmental Authority, (b) if not given in the past might have had a material adverse effect, (c) if not continued in the future, might have a material adverse effect or (d) might subject the Company or any of its Subsidiaries to suit by any Governmental Authority.

Section 4.29.  Disclosure.  There is no fact or circumstance known to Company that has not been disclosed to Parent, the existence of which would, individually or in the aggregate with other such facts or circumstances, have a Company Material Adverse Effect.  Subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no representation or warranty made by the Company in this Agreement (as modified by statements contained in the Company Disclosure Schedule) or in any certificate furnished to Parent pursuant to any provision of this Agreement by or on behalf of the Company, contains any untrue statement of a fact or omits to state a fact required to be stated therein or necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading; provided that to the extent a representation or warranty of the Company in this Agreement is qualified by the knowledge of the Company, the representation and warranty set forth in this sentence shall to such extent be deemed to be similarly qualified by the knowledge of the Company.

Section 4.30.  No Company Material Adverse Effect.  The representations and warranties contained in this Article 4, disregarding any qualification contained therein as to materiality or Company Material Adverse Effect, are true and correct, with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.31.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement or any other Transaction Document, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company and its Subsidiaries (and its and their business operations, financial condition, assets and properties) and Parent shall be entitled to rely only on such representations and warranties.  The Company disclaims any representation or warranty, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives, that is not contained in this Agreement, any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document.

ARTICLE 5
Representations and Warranties of Parent

Except as expressly disclosed, and reasonably apparent on the face of the disclosure contained, in the Parent SEC Documents filed before the date of this Agreement, and only as and to the extent so disclosed and apparent (excluding any disclosures included therein (x) under the “Risk Factors” or similar caption, (y) to the extent that such disclosures do not relate to historical or existing facts, events, changes, effects, developments, conditions or occurrences, and (z) to the extent that they are forward-looking in nature) (provided that in no event shall any disclosure in the Parent SEC Documents qualify or limit the representations and warranties of Parent set forth in Sections 5.02, 5.05 and 5.07), and, subject to Section 12.04, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company on and as of the date of this Agreement and, solely with respect to the representations and warranties in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.13, 5.14, 5.20 (such representations and warranties, the “Parent Core Representations”) and Section 5.27, as of the Effective Time, that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as currently conducted.  In all material respects, each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and, as applicable in the relevant jurisdiction, is in good standing in all jurisdictions where such qualification is necessary.  True and complete copies of the certificate of incorporation and bylaws of the Parent as currently in effect have been made available to the Company prior to the date hereof.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and each other Transaction Document to which Parent or Merger Subsidiary is or will be a party and the consummation of the transactions contemplated hereby and thereby are within its corporate powers, and, except for the approval of the issuance of the shares of Parent Stock to be issued pursuant to Article 2 (the “Parent Stock

Issuance”) by a majority of the votes cast at a meeting of stockholders of Parent where the total vote cast with respect to such issuance represents over fifty percent in interest of the Parent Stock entitled to vote on such issuance (the “Parent Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and no other corporate, shareholder or other similar proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby or thereby.  This Agreement and each of the other Transaction Documents to which Parent or Merger Subsidiary is or will be a party constitutes, or will when executed and delivered constitute, a valid and binding agreement of Parent and Merger Subsidiary, as applicable, enforceable against Parent and Merger Subsidiary, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity, whether in a proceeding at law or in equity.

(b) Parent’s Board of Directors has (i). unanimously determined that this Agreement and the other Transaction Documents to which Parent is a party, and the transactions contemplated hereby and thereby (including the Merger), are advisable, fair to and in the best interests of Parent’s stockholders, (ii). unanimously approved and adopted this Agreement and the other Transaction Documents to which Parent is a party, and the transactions contemplated hereby and thereby (including the Merger), and (iii). unanimously resolved to recommend approval of the Parent Stock Issuance by Parent’s stockholders.

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by each of Parent or Merger Subsidiary of this Agreement and each other Transaction Document to which Parent or Merger Subsidiary is or will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other U.S. state or federal securities laws and (iv) any other immaterial actions or filings.

Section 5.04.  Non-contravention.  The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and each other Transaction Document to which Parent or Merger Subsidiary is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Parent or any of its Subsidiaries or any of their respective properties or assets or any license, franchise, permit, approval or other authorization of, or any deposit, letter of credit, trust fund or bond posted by, Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with such exceptions, in the case of (a) clause (ii) as would not, individually or in the aggregate, reasonably be expected to be material or (b) clauses (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05.  Capitalization.  (a) The authorized capital stock of the Parent consists of 110,000,000 shares consisting of (i) 100,000,000 shares of Parent Stock and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock, par value $0.01 per share.  As of March 31, 2008, there were outstanding (i) 26,760,377 shares of Parent Stock (including 189,437 shares of restricted Parent Stock), (ii) no shares of Preferred Stock, (iii) employee stock options to purchase an aggregate of 554,673 shares of Parent Stock (none of which were exercisable), (iv) 590,131 restricted stock units and (v) 18,670 deferred stock units.  All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Except as set forth in this Section 5.05 and for changes since March 31, 2008 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees, as of the date hereof, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of the Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Parent Securities”).  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

(c) The shares of Parent Stock to be issued as Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, subject to receipt of the Parent Stockholder Approval, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.  The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent Securities or any Parent Subsidiary Securities necessary to approve and adopt this Agreement and the other Transaction Documents and approve the Merger and the other transactions contemplated hereby and thereby.

Section 5.06.  Subsidiaries.  (a) Each Subsidiary of Parent is a corporation or other organization duly organized, validly existing and, as applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of organization, and has all corporate (or other organizational) powers required to carry on its business as currently conducted.  In all material respects, each such Subsidiary is duly qualified to do business as a foreign corporation and, as applicable in the relevant jurisdiction, is in good standing in all jurisdictions where such qualification is necessary.

(b) As of the date hereof, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Parent, is owned by the Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  As of the date hereof, there are no outstanding (i)  securities of the Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Parent or (ii) options or other rights to acquire from the Parent or any of its Subsidiaries, or other obligation of the Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Parent (the items in clauses (i) and (ii) being referred to collectively as the “Parent Subsidiary Securities”).  As of the date hereof, there are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

Section 5.07.  SEC Filings.  (a) Parent has delivered or made available (for purposes of this Agreement, filings that are publicly available prior to the date hereof on the EDGAR system of the SEC are deemed to have been made available to the Company) to the Company (i) Amendment No. 4 to the Form 10 Registration Statement of Parent filed on October 11, 2007, (ii) its annual report on Form 10-K for the year ended December 31, 2007, (iii) the Form S-8 Registration Statement of Parent filed on October 30, 2007 and (iv) each report on Form 8-K filed by Parent from January 1, 2008 and prior to the date hereof (the documents referred to in clauses (i), (ii), (iii) and (iv), collectively, the “Parent SEC Documents”).

(b) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act.

(c) As of its filing date, each Parent SEC Document did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that, to the extent a Parent SEC Document addresses a matter that is the same as a matter addressed in a representation or warranty in Article 4 that is qualified by the knowledge of the Company and/or a Company Material Adverse Effect standard, the representation and warranty set forth in this Section 5.07(c) (and only this Section 5.07(c)) shall to such extent be deemed to be similarly qualified by the knowledge of Parent and/or Parent Material Adverse Effect, as applicable.

Section 5.08.  Financial Statements.

(a) The audited combined balance sheets of Parent and its Subsidiaries as of December 31, 2006 and December 31, 2005, and the related audited combined statements of operations, changes to invested capital (deficit), and cash flows for each of the years ended December 31, 2006 and December 31, 2005, of Parent and its Subsidiaries fairly present, in all material respects, the combined financial position of Parent and its Subsidiaries as of the dates thereof and their combined results of operations, changes to invested capital (deficit), and cash flows for the periods then ended and have been prepared in compliance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and in accordance with the books and records of Parent and its Subsidiaries.

(b) The audited consolidated balance sheet as of December 31, 2007 and the related audited consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended of Parent and its Subsidiaries fairly present, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the date thereof and their consolidated results of operations, changes in stockholders’ equity (deficit), and cash flows for the year then ended and have been prepared in compliance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and in accordance with the books and records of Parent and its Subsidiaries.

Section 5.09.  Absence of Certain Changes.  From the Parent Balance Sheet Date to the date hereof, the business of the Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and since the Parent Balance Sheet Date:

(a) there has not been any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and

(b) neither Parent nor any of its Subsidiaries has taken any action that would have been prohibited by Section 7.01(a) or Section 7.01(b) if this Agreement had been in effect at the time thereof.

Section 5.10.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and to the knowledge of Parent, there is no existing condition, situation or set of circumstances (other than as a result of conducting operations in the coal industry generally, except to the extent disproportionately impacting Parent or its Subsidiaries as compared to other entities operating in the coal industry) that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations to the extent disclosed, reflected or reserved against in the Parent Balance Sheet or the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date consistent with past practices;

(c) liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(d) liabilities incurred as a result of the performance of Parent’s obligations under this Agreement; and

(e) liabilities or obligations arising pursuant to the terms (and not as a result of breach or default by Parent or any of its Subsidiaries) of contracts or agreements of Parent or any of its Subsidiaries.

Section 5.11 .  Compliance with Laws; Mining Compliance Matters.

(a) Parent and each of its Subsidiaries is, and (except as would not reasonably be expected to result in a current or future liability on or adverse consequence to Parent or any of its Subsidiaries) has been, in all material respects, in compliance with, all Applicable Law, including the Identified Mining Laws but not including any other Environmental Laws, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given written notice from any Governmental Authority, and Parent does not otherwise have knowledge of, any material violation of any Applicable Law, including the Identified Mining Laws but not including any other Environmental Laws.  Neither Parent nor any of its Subsidiaries is subject to any material order, writ, judgment, award, injunction or decree of any arbitrator or Governmental

Authority that Parent or any of its Subsidiaries has received in writing or otherwise has knowledge of.

(b) Neither Parent nor any of its Subsidiaries has received any written communication from the applicable permitting authority with respect to any material applications for permits to be issued by mining authorities to Parent or any of its Subsidiaries as of the date hereof (the “Parent Material Mining Applications”) that (i) indicates that such Parent Material Mining Application has been denied or (ii) requests Parent or any of its Subsidiaries to provide additional information with respect to such Parent Material Mining Application.

(c) Parent and its Subsidiaries have posted all material deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with their operations (the deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) posted in connection with the operations of Parent and its Subsidiaries, collectively, the “Parent Surety Bonds”).  The Parent Surety Bonds are sufficient to conduct the business of the Parent and its Subsidiaries as currently conducted.  Parent and its Subsidiaries are and have been in compliance in all material respects with the Parent Surety Bonds, and the operation of Parent’s and its Subsidiaries’ coal mining and processing operations and the state of reclamation with respect to the Parent Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise are and have been in compliance with all applicable mining, reclamation and other analogous Applicable Laws, except where noncompliance would not (i) interfere in any material respect with the ability of Parent and its Subsidiaries to continue to operate their assets and conduct their business as currently conducted or otherwise be material or (ii) materially adversely affect or delay the consummation of the transactions contemplated by this Agreement.

(d) Neither Parent nor any of its Subsidiaries (nor any Person “owned or controlled” by any of them) has received written notice from the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977 (or any comparable state statute) or otherwise has knowledge that it is (i) ineligible to receive additional surface mining permits or other licenses or authorizations or (ii) under investigation to determine whether its eligibility to receive such permits or other licenses or authorizations should be revoked, i.e., “permit blocked.”  As used in this Section 5.11(d) “owned or controlled” shall be defined as set forth in 30 C.F.R. Section 773.5 (2000).

Section 5.12.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any Governmental Authority, (i) that if determined adversely to Parent or any of its Subsidiaries, would reasonably be expected to be, individually or in the aggregate, material or (ii) that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.13.  Investment Banker and Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from any Person other than Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.14.  Opinion of Financial Advisor.  Parent has received the opinion of Lehman Brothers, financial advisor to Parent, to the effect that, as of the date of such opinion and subject to the procedures followed and the qualifications and limitations set forth therein, from a financial point of view, the Merger Consideration to be paid by Parent in the Merger is fair to Parent.  Parent, solely for informational purposes, will after receipt of such opinion and concurrently with the execution and delivery of this Agreement, furnish the Company’s outside legal counsel with a correct and complete copy of such opinion.  Parent has received the opinion of Duff & Phelps, LLC, financial advisor to Parent, to the effect that, as of the date of such opinion, the Merger Consideration is fair to Parent from a financial point of view.  Parent, solely for informational purposes, will after receipt of such opinion and concurrently with the execution and delivery of this Agreement, furnish the Company’s outside legal counsel with a correct and complete copy of such opinion.

Section 5.15.  Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns were at the time of filing, true and complete in all material respects.

(b) Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due or being contested in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

(c) Any income and franchise Tax Returns of Parent or its Subsidiaries filed or required to be filed with respect to the Tax years ended on or before December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened against or with respect to Parent or its Subsidiaries in respect of any Tax or Tax asset.

(e) (i) No amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by either Parent or any of its Subsidiaries, regardless of whether such Tax is imposed on Parent or any of its Subsidiaries or will become payable as a consequence of consummating the Merger and the other transactions contemplated by this Agreement; and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of Parent or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f) Prior to the date hereof, Parent has provided the Company with copies of or access to (i) all Tax Returns of Parent or any of its Subsidiaries that were filed or became due on or after January 1, 2005, and (ii) all material agreements relating to Taxes of Parent or any of its Subsidiaries, including any Tax Sharing Agreements, effective during that period.

Section 5.16.  Tax Treatment.  Neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.  None of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby (including the Merger) will fail to be in compliance with, and none of the foregoing will violate any of the terms and conditions, or other provisions, of the Tax Separation Agreement (the “TSA”), dated as of October 22, 2007, by and between Parent and Peabody Energy Corporation and will not give rise to any indemnity obligation on the part of Parent or the Surviving Corporation under Section 4.3 of the TSA.

Section 5.17.  Employee Benefit Plans.

(a) No Parent Employee Plan is subject to Title IV of ERISA (other than a Multiemployer Plan).

(b) With respect to any Multiemployer Plan to which Parent, its Subsidiaries or any of their ERISA Affiliates has any liability or contributes (or has at any time contributed or had an obligation to contribute):  (i) none of Parent, its Subsidiaries or any of their ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied or would be subject to such liability if, as of the Closing Date, Parent, its Subsidiaries or any of their ERISA Affiliates were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA)

from any such multiemployer plan; and (ii) to the knowledge of Parent, no such multiemployer plan is in reorganization or insolvent (as those terms are defined in Sections 4241 and 4245 of ERISA, respectively).

(c) Each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file under the applicable remedial amendment period, an application for such determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter would not be issued.  Each Parent Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Employee Plan.  No material events have occurred with respect to any Parent Employee Plan that would result in payment or assessment by or against Parent of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) All contributions and payments accrued under each Parent Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent set forth in the Parent Balance Sheet.

(e) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Parent, threatened against or involving, any Parent Employee Plan before any Governmental Authority.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of Parent or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting (except as otherwise may be required under Section 411(d)(3) of the Code) or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any current or former director, officer, employee or independent contractor of Parent or any of its Subsidiaries that, individually or collectively, would entitle any such individual to any severance or other payment solely as a result of the transactions contemplated hereby, or would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

Section 5.18.  Labor Matters.  Parent and its Subsidiaries are not engaged in any material respect in any unfair labor practice which would reasonably be expected to be, individually or in the aggregate, material.  There is no unfair labor practice charge or material grievance arising out of a collective bargaining agreement, other current labor agreement with any labor union or organization, or other material grievance proceeding against Parent or any of its Subsidiaries pending, or, to the knowledge of Parent, threatened.  Since two years prior to the date of this Agreement there has been no unfair labor practice charge or complaint filed against Parent or any of its Subsidiaries, or to the knowledge of Parent, pending or threatened, before (A) the National Labor Relations Board or any similar state agency, or (B) the Equal Employment Opportunity Commission or any similar state agency responsible for the prevention of unlawful employment practices.  There is no strike or lockout or material slowdown, work stoppage or other labor dispute pending, or to the knowledge of Parent, threatened against, involving or otherwise materially affecting Parent or any of its Subsidiaries.  Since two years prior to the date of this Agreement, any and all reductions of workforce have been carried out in all material respects in accordance with all Applicable Law.

Section 5.19.  Environmental Matters. Except as does not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated herein or therein.

(b) None of Parent nor any of its Subsidiaries has received any Environmental Claim or written notice of any threatened Environmental Claim, or has any knowledge of any threat of such an Environmental Claim, regarding or resulting from the activities or business of Parent or any of its Subsidiaries, or any property or assets currently or formerly owned, operated or used by Parent or any of its Subsidiaries, in each case that (i) has been outstanding for more than 30 days, (ii) would reasonably be expected to result in (A) an action by a Governmental Authority, (B) a determination that there is a pattern of violations or (C) the closure of any operations of Parent or any of its Subsidiaries or (iii) results in or would reasonably be expected to result in liability to Parent or any of its Subsidiaries.

(c) None of Parent nor any of its Subsidiaries has entered into, has agreed to, has been issued or, to the knowledge of Parent is otherwise subject to, any material order, writ, judgment, award, injunction or decree of any arbitrator or Governmental Authority under any Environmental Law regarding Parent or any of its Subsidiaries or any property or assets currently or formerly owned, operated or used by Parent or any of its Subsidiaries, in any such case that would interfere with the respective ability of Parent or any of its Subsidiaries to continue to operate their respective assets and conduct their respective businesses as currently conducted or would result in liability to Parent or any of its Subsidiaries.

(d) None of Parent nor any of its Subsidiaries has Released any Hazardous Materials in violation of Environmental Law or in a manner that would reasonably be expected to result in liability under Environmental Laws or Environmental Permits, and, to the knowledge of Parent, no other Person has Released any Hazardous Materials, and Hazardous Materials are not otherwise present, at any property currently or formerly owned or operated by Parent or any of its Subsidiaries in violation of any Environmental Law or Environmental Permits or in a manner that would reasonably be expected to result in liability to Parent or any of its Subsidiaries.

(e) No property currently owned or operated by Parent or any of its Subsidiaries (i) is listed or, to the knowledge of the Parent or any of its Subsidiaries, proposed for listing on the CERCLA National Priorities List or CERCLIS list or any similar Governmental Authority's list of sites at which remedial action is or may be necessary or (ii) contains asbestos or asbestos-containing materials, in either case in a condition constituting a violation of Environmental Law or as would reasonably be expected to result in liability to Parent or any of its Subsidiaries.

(f) None of Parent nor any of its Subsidiaries has disposed of, transported or arranged for the disposal or transportation of, any Hazardous Materials in a manner or to a location that would reasonably be expected to result in liability to Parent or any of its Subsidiaries under Environmental Law.

(g) Neither Parent nor any Subsidiary of Parent is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any of the Environmental Permits.  Neither Parent nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any such Environmental Permit intends to terminate or will refuse to renew or reissue any such Environmental Permit upon its expiration.

(h) Each of the material applications for Environmental Permits in the name of Parent or any of its Subsidiaries has been made in accordance with Applicable Laws.  Parent or one of its Subsidiaries will, on any grant of any of such applications, hold legal or beneficial title to the interest in each such application.  Neither Parent nor any of its Subsidiaries has received any written communication from any Governmental Authority that indicates that any of such applications for Environmental Permits will not be timely granted or will be subject to any material restrictions, limitations or unusual requirements.

Section 5.20 .  Antitakeover Statutes and Rights Agreement.

(a) Parent has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of

Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.  No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b) By amendment in the form attached as Exhibit 5.20(b), Parent has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement (the “Rights Agreement”) dated as of October 22, 2007 by and between Parent and American Stock Transfer & Trust Company, as rights agent, inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 5.21.  Material Contracts; Affiliate Transactions.  Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding as of the date hereof that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the 1933 Act) or other instrument that is required to filed as an exhibit to the Parent SEC Documents pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K of the 1933 Act, that, in any such case, has not been filed or incorporated by reference in the Parent SEC Documents (each, a “Parent Material Contract”).  Each Parent Material Contract is, to Parent’s knowledge, a valid and binding agreement of the parties thereto (other than Parent and its Subsidiaries), and, to Parent’s knowledge, is in full force and effect and in all material respects enforceable against such other parties, in accordance with its terms (except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (ii) general principles of equity, whether in a proceeding at law or in equity) and prior to the date hereof neither Parent nor any of its Subsidiaries has received any written notice to terminate, in whole or material part, any of the same.  None of Parent, any of its Subsidiaries or, to the knowledge of Parent, any other party thereto is in default or breach in any material respect under the material terms of any such Parent Material Contract, and, to the knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, is reasonably likely to constitute any event of default thereunder that would be reasonably expected to result in the termination of such Parent Material Contract.  True and complete copies of each Parent Material Contract (including all modifications and amendments thereto) have been made available to the Company prior to the date hereof.  Parent has no knowledge that any current officer, director or Affiliate of Parent is a party to any material agreement, contract, commitment or transaction with Parent or its Subsidiaries or has any material interest in any material property used by Parent or its Subsidiaries that would be required to be disclosed in a Parent SEC Document under Item 404 of Regulation S-K under the 1933 Act that has not been so disclosed.

Section 5.22.  Properties.

(a) “Parent Leased Tangible Property” means all items of machinery, equipment, vehicles, and other tangible personal property leased or subleased by Parent or any of its Subsidiaries.

(b) “Parent Leased Real Property” means all real property and other interests in land, including coal, mining, exploration and surface rights, easements, rights of way, options, surface estates, coal and other mineral estates leased or subleased by Parent or any of its Subsidiaries.

(c) With respect to each lease or sublease of Parent Leased Tangible Property and Parent Leased Real Property, except where the failure of any of the following to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(i) such lease or sublease is in full force and effect in all respects and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles whether in a proceeding at law or in equity;

(ii) (A) neither Parent nor any of its Subsidiaries is in default under any such lease or sublease and, no event has occurred which, with the passage of time or expiration of any grace period would constitute a default of Parent’s or its Subsidiaries’ obligations under such lease or sublease, (B) to the knowledge of Parent no other party to any such lease or sublease is in default thereunder and (C) neither Parent nor any of its Subsidiaries has received a written or other notice of default with respect to such lease or sublease;

(iii) no such lease or sublease has been mortgaged, deeded in trust or subjected to a Lien (other than Permitted Liens) by Parent or any of its Subsidiaries;

(iv) with regard to Parent Leased Real Property, Parent or one of its Subsidiaries has adequate rights of ingress and egress to such Parent Leased Property and all buildings, structures, facilities, fixtures and other improvements thereon;

(v) with regard to Parent Leased Real Property neither Parent nor any of its Subsidiaries owes any brokerage or other commissions with respect to any such lease or sublease for which adequate reserves have not been established on the Parent Balance Sheet;

(vi) neither Parent nor any of its Subsidiaries has received written notice of or has knowledge of a claim or dispute under any lease or sublease regarding any of Parent Leased Real Property or Parent Leased Personal Property; and

(vii) other than Permitted Liens, there are no other matters that, to the knowledge of Parent, would adversely affect the rights of Parent or any of its Subsidiaries to Parent Leased Real Property or Parent Leased Tangible Property.

(d) “Parent Owned Real Property” means all real property, and other interests in land, including coal, mining, exploration and surface rights, easements, rights of way, options, surface estates and other mineral estates owned by Parent or any of its Subsidiaries.  With respect to each such parcel of Parent Owned Real Property, except where the failure of any of the following to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:  (i) the owner has possession of, adequate rights of ingress and egress with respect to, and good and marketable fee simple title to each Parent Owned Real Property, free and clear of any Liens, except for Permitted Liens; (ii) there are no pending or, to Parent’s knowledge, threatened condemnation proceedings and no tenant or other party in possession of any of the Parent Owned Real Property has any right to purchase, or holds any right of first refusal to purchase, any of such properties; and (iii) other than Permitted Liens, there are no other matters that would adversely affect the title of Parent or any of its Subsidiaries.

(e) “Parent Owned Tangible Property” means all items of machinery, equipment, vehicles, and other tangible personal property owned by Parent or any of its Subsidiaries.  Parent or one of its Subsidiaries is in possession of, and except for such spare parts as are held on consignment, owns and has good title to all Parent Owned Tangible Property as operated as of the date hereof.  All such Parent Owned Tangible Property is free and clear of all Liens, other than Permitted Liens.

(f) Except with respect to real property leased to others, the plants, buildings, structures, mines and equipment owned or leased by Parent or any of its Subsidiaries are in all material respects in good operating condition and repair and have been reasonably maintained consistent with past practice and are adequate and suitable for the purpose for which they are currently being used.

(g) The Parent Leased Real Property, Parent Owned Real Property, Parent Leased Tangible Property, and Parent Owned Tangible Property constitute all of the property and assets (together with the Parent Permits and the Environmental Permits) used or held for use in connection with the businesses of Parent and its Subsidiaries and are adequate to conduct such businesses as currently conducted in all material respects.

(h) Neither Parent nor any of its Subsidiaries has received written notice or has knowledge of any disputes with any adjoining landowners that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.23.  Intellectual Property.  Except as, individually or in the aggregate, would not reasonably be expected to be material:  (i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property Rights used in or necessary for the conduct of its business as currently conducted; (ii) neither Parent nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property Rights of any Person; (iii) to the knowledge of Parent, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property Right owned by and/or licensed to Parent or its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property Right used by Parent or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by Parent or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property Right of Parent or any of its Subsidiaries; and (vi) Parent and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Trade Secrets owned, used or held for use by Parent or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of Parent or any of its Subsidiaries all of whom are bound by written confidentiality agreements.

Section 5.24.  Licenses and Permits.  “Parent Permits” means all licenses, mining leases, mining authorities, franchises, permits, certificates, approvals or other similar authorizations issued to Parent and its Subsidiaries by any Governmental Authority, including those relating to the Identified Mining Laws but not including any other Environmental Permits.  The Parent Permits are in all material respects sufficient permits to conduct the business of Parent and its Subsidiaries as currently conducted.  The Parent Permits are in all material respects valid and in full force and effect, neither Parent nor any Subsidiary of Parent is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, any of the Parent Permits.  Neither Parent nor any of its Subsidiaries has received written notice that the Person issuing or authorizing any such Permit intends to terminate or will refuse to renew or reissue any such Permit upon its expiration.  Parent and its Subsidiaries have complied with the terms and conditions of the Parent Permits in all material respects.

Section 5.25.  Absence of Certain Business Practices.  Neither Parent nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, nor any Person acting on behalf of Parent or any of its Subsidiaries, has, directly or indirectly, within the past two years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the respective business of Parent or any of its Subsidiaries (or assist Parent or any of its Subsidiaries in connection with any actual or proposed transaction) that (a) might subject Parent or any of its Subsidiaries to any material damage or material penalty assessed by any Governmental Authority, (b) if not given in the past might have had a material adverse effect, (c) if not continued in the future, might have a material adverse effect or (d) might subject Parent or any of its Subsidiaries to suit by any Governmental Authority.

Section 5.26.  Financing.  Parent has provided the Company with a true and complete copy of an executed commitment letter, including the attachments thereto (such commitment letter, with all such attachments and the fee letter related thereto entered into concurrently therewith, the “Parent Financing Commitment Letter”) from the ArcLight Funds confirming such parties’ commitment to provide Parent with financing of up to $150,000,000 to be used by Parent for the purposes set forth in the Parent Financing Commitment Letter (the “Parent Financing”).  The commitments and obligations to consummate the Parent Financing set forth in the Parent Financing Commitment Letter are subject to no conditions or other contingencies other than those set forth in the Parent Financing Commitment Letter.  Assuming the Parent Financing Commitment Letter is a legal, valid and binding obligation of the ArcLight Funds, the Parent Financing Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Parent.  To the knowledge of Parent, the Parent Financing Commitment Letter is the legal, valid and binding obligation of the other parties thereto.  As of the date hereof, the Parent Financing Commitment Letter has not been amended or modified in any respect.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or material breach on the part of Parent under any term or condition of the Parent Financing Commitment Letter, and to the knowledge of Parent, no facts or circumstances exist as of the date hereof that would reasonably be expected to result in Parent being unable to satisfy on a timely basis any term or condition of closing to be satisfied by it pursuant to the Parent Financing Commitment Letter.  As of the date hereof, Parent has paid in full all commitment or other fees required by the Parent Financing Commitment Letter to be paid by it as of the date hereof.  The Parent Financing, if funded in accordance with the Parent Financing Commitment Letter, will not be in contravention of the terms and conditions of the Credit Agreement dated as of October 31, 2007, as amended, among Parent, as borrower, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Parent Credit Agreement”).

Section 5.27.  No Parent Material Adverse Effect.  The representations and warranties contained in this Article 5, disregarding any qualification contained therein as to materiality or Parent Material Adverse Effect, are true and correct, with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.28.  No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement or any other Transaction Document, neither Parent nor any other Person makes any other express or implied representation or warranty on behalf of Parent and its Subsidiaries (and its and their business operations, financial condition, assets and properties) and the Company shall be entitled to rely only on such representations and warranties.  Parent disclaims any representation or warranty, whether made by Parent or any of its Affiliates, officers, directors, employees, agents or representatives, that is not contained in this Agreement, any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document.

ARTICLE 6
Covenants of the Company

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with the terms of Article 10, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance with Applicable Law and use all commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) maintain satisfactory relationships with its significant customers, lenders, suppliers and others having significant business relationships with it and (iv) subject to Section 6.01(d) and to the availability of necessary capital, continue to make capital expenditures with respect to the projects set forth on Section 6.01(iv) of the Company Disclosure Schedule.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in the applicable subsection of Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned):

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities (other than the repurchase by the Company of any Company Securities as required by the terms of the Stock Plan);

(c) (i) other than the issuance of Company Stock upon conversion of the Company Convertible Debt Notes immediately prior to the Effective Time pursuant to Section 7 of the Company Convertible Debt NPA, issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any capital expenditures as identified on Section 6.01(d) of the Company Disclosure Schedule, which shall not exceed $10,000,000 for any individual project or the amount set forth on Section 6.01(d) of the Company Disclosure Schedule in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) acquisitions of coal reserves with a purchase price (including assumed indebtedness) that does not exceed $5,000,000 individually or $25,000,000 in the aggregate (iii) capital expenditures permitted under Section 6.01(d) above and (iv) acquisitions of securities that do not exceed $2,000,000 in the aggregate made with funds held in escrow accounts (and the reinvestment of amounts and investments held as of the date hereof in escrow accounts) established to support reclamation obligations of the Company or any of its Subsidiaries;

(f) sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory in the ordinary course of business consistent with past practices and (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $5,000,000 individually or $25,000,000 in the aggregate;

(g) make any loans, advances (other than advances pursuant to commercial transactions in the ordinary course of business and advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other Person, other than to wholly owned Subsidiaries in the ordinary course of business consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise be liable (including pursuant to a guarantee) with respect to any indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include capital leases or indebtedness up to an aggregate principal amount of $50,000,000 arising under the Funded Letter of Credit Facility or in respect of the Funded Letters of Credit (each, as defined in the Company Credit Agreement) issued pursuant thereto) if, after such creation, incurrence, assumption, sufferance or liability, the aggregate principal amount of indebtedness for borrowed money of the Company and its Subsidiaries (or in respect of which the Company or any of its Subsidiaries is otherwise liable) would exceed $250,000,000 (after deducting up to $25,000,000 of unrestricted cash or cash equivalents owned and held by the Company and its Subsidiaries at such time);

(i) (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) (A) enter into any Covered Contract or, if consent is granted to enter into a Covered Contract and such Covered Contract is entered into, amend or modify in any material respect or terminate any such Covered Contract entered into after the date hereof, (B) amend or modify in any material respect or terminate any Material Contract or (C) otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) except (A) for actions described on Section 6.01(j)(A) of the Company Disclosure Schedule, (B) to the extent required by Applicable Law, (C) to the extent required pursuant to the terms of any outstanding agreement or instrument that the Company or any of its Subsidiaries is a party (including pursuant to the Stock Plan) to and that is set forth on Section 4.21(a)(ix) of the Company Disclosure Schedule and (D) for action required by the Company’s existing severance and retention plan in effect as of the date hereof:  (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements, (iii) enter into any employment, retention, change in control, deferred compensation or other similar agreement or arrangement (or amend any such existing agreement or arrangement) with any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, equity-based or other benefit plan or arrangement covering any director, officer, employee or independent contractor of the Company or any of its Subsidiaries or (v) increase compensation, bonus or other benefits payable to any director, officer, employee or independent contractor of the Company or any of its Subsidiaries;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(l) except as set forth on Section 6.01(l) of the Company Disclosure Schedule, settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries unless such settlement would not result in (A) the imposition of a consent order, injunction, decree or obligation that would restrict the future activity or conduct of the Company or any of its Affiliates, (B) a finding or admission of a violation of law or violation of the rights of any Person by the Company or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Company or any of its Affiliates, or (D) any monetary liability on the part of the Company or any of its Subsidiaries in excess of $500,000 for any given matter or $1,000,000 in the aggregate for all matters, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) take any action that would intentionally make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time as if made as of the Effective Time;

(n) permit its existing lessees, licensees and assignees or agents to conduct exploration, development, drilling or mining operations for oil, gas, coal bed methane or any reserved minerals in a manner that will adversely affect any active coal mining operations on any Company Leased Real Property or any Company Owned Real Property in any material respect; or

(o) agree, resolve or commit to do any of the foregoing.

Section 6.02 .  Notice of Stockholder Consents; Company Information Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement by each of the parties hereto, but in no event later than ten Business Days after the date hereof, the Company shall prepare and mail a notice complying with the requirements of Section 228 of Delaware Law to all Stockholders who have not executed and delivered a Stockholder Consent.  Such notice shall be reasonably acceptable to Parent.

(b) As promptly as practicable after the execution and delivery of this Agreement by each of the parties hereto, the Company shall prepare, with the cooperation and assistance of Parent, an information statement (the “Information Statement”), which shall include information about this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated hereby and thereby.  The Information Statement shall be reasonably acceptable to Parent.  The Company shall cause the Information Statement to be mailed to the Stockholders as promptly as practicable (but in no event earlier than two Business Days after the initial filing of the Registration Statement with the SEC).  The Company shall comply with the requirements of Section 262 of Delaware Law.  The Information Statement and any amendments or supplements thereto, when first mailed to holders of Company Stock, will comply as to form in all material respects with the applicable requirements of Delaware Law, and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (other than information which is contained in the Information Statement and is supplied by Parent); provided that to the extent the Information Statement or any amendment or supplement thereto contains information of the same nature as the matters referenced in the first sentence of Section 4.22(k) (as such matters relate to the Company and its Subsidiaries), such information shall be true (and not fail to omit necessary facts) based only upon the knowledge of the Company.

Section 6.03.  No Solicitation.  (a)  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their stockholders, officers, directors, employees, investment bankers, attorneys, accountants, consultants, representatives, agents or advisors (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, or (iii) enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an Acquisition Proposal.

(b) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party or any Third Party’s Representatives with respect to any Acquisition Proposal.  The Company shall promptly, after the date hereof, request that each Third Party (other than the Company’s Representatives), if any, that has executed a currently binding confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information).  The Company shall take all commercially reasonable actions necessary to secure its rights and ensure the performance of such other party’s obligations under such confidentiality agreements as promptly as practicable; provided that except as set forth in the preceding sentence (relating to the request of the Company) the Company shall not be required to take action to cause a Third Party to return or destroy information unless the Company has knowledge of a breach of the confidentiality or use provisions of the applicable confidentiality agreement.

(c) Notwithstanding anything to the contrary contained in this Section 6.03, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company has received a written Acquisition Proposal from a third party that the Company’s Board of Directors believes in good faith to be bona fide and the Company’s Board of Directors determines in good faith, after consultation with an independent financial advisor and an outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may:  (A) furnish information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal, (B) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal and (C) terminate this Agreement pursuant to Section 10.01(e) to concurrently enter into a definitive agreement with respect to such Superior Proposal, if the Board determines in good faith that the failure to take such action would violate its fiduciary duties under Applicable Law.  During the time period contemplated by the first sentence of this clause (c), the Company shall promptly notify Parent if it receives an Acquisition Proposal from a person or group of related persons (including the material terms and conditions thereof but not the identity of the person making such Acquisition Proposal) and shall keep Parent apprised of any material developments, discussions and negotiations concerning such Acquisition Proposal.  As used herein, the term “Superior Proposal” means any bona fide binding written Acquisition Proposal not obtained in violation of this Section 6.03 that the Company’s Board of Directors determines in its good faith judgment provides for terms and conditions that are more favorable to the Company’s stockholders from a financial point of view than this Agreement; provided that for purposes of the definition of “Superior Proposal”, the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction or series of transactions (x) directly involving the Company (and not exclusively its Subsidiaries) or (y) involving a sale or transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

Section 6.04.  Tax Matters.  (a) From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees for which Applicable Law imposes a filing obligation on the Company, and, if required by Applicable Law, the Company shall, and shall cause its Subsidiaries to, join in the execution of any such Tax returns and other documentation.

(d) From the date hereof until the Effective Time, the Company shall cooperate fully, as and to the extent reasonably requested by Parent and its authorized representatives, in connection with Tax matters relating to the Company and its Subsidiaries, including providing reasonable access to the offices, books and records, and employees and any third-party tax consultants of the Company and its Subsidiaries, providing records and information that are reasonably relevant to the preparation and filing of any Tax Return, statement, report or form, providing records and information relevant to any audit, litigation or other proceeding, providing copies of any Tax Sharing Agreements and making employees and any third-party tax consultants available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.05.  Transaction Expenses.  Prior to Closing, the Company will use its reasonable best efforts to obtain customary “pay-off” letters from each of the Persons in respect of whom Transaction Expenses are, will be or were payable, acknowledging that each of such Persons has been paid in full, or will as of the Closing, be paid in full, all Transaction Expenses owed to it.  All Transaction Expenses that are in excess of the Transaction Expenses Cap and that are not included in the Excess Transaction Expenses Deduction Amount shall be the sole responsibility of the Designated Stockholders in accordance with Section 11.02(a) (and, if any claim is made upon the Company or any of its Subsidiaries after the Closing with respect to any such Transaction Expenses, Parent may, in its discretion, elect to have such expenses paid from the Escrow Property in accordance with Section 11.02(a) and the Escrow Agreement).

Section 6.06.  Company Convertible Debt.  Prior to the Closing, the Company will not (i) amend or waive any term (including the transfer restrictions contained therein) of any of the Company Convertible Debt Notes or any related agreement (including the Company Convertible Debt NPA), in either case, in a manner adverse to Parent (it being agreed and understood that any amendment or waiver of any term having an effect that applies only in the event this Agreement is terminated shall not, for purposes hereof, be “in a manner adverse to Parent”) or (ii) repay or prepay any of the Company Convertible Debt Notes.

Section 6.07.  280G Approval.  Prior to the Closing, the Company will use its commercially reasonable efforts to satisfy the approval requirements of Section 280G(b)(5)(B) of the Code with respect to all payments to be made to disqualified individuals (within the meaning of Section 280G of the Code) in connection with the transactions contemplated hereby, including pursuant to the Stock Plan.

ARTICLE 7
Covenants of Parent

Parent agrees that:

Section 7.01.  Conduct of Parent.  From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with the terms of Article 10, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned):

(a) Parent shall not adopt or propose any change in its certificate of incorporation or bylaws;

(b) Parent shall not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; and

(c) Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would intentionally make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time as if made as of the Effective Time.

Section 7.02.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.  Stock Exchange Listing.  Parent shall use its commercially reasonable efforts to cause the shares of Parent Stock to be issued pursuant to the Parent Stock Issuance to be listed on the New York Stock Exchange, subject to official notice of issuance.

Section 7.04 .  Employee Matters.

(a) As used herein, the term “Company Employees” means the individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time and the term “Continuing Employees” means the Company Employees who continue to be employed with Parent or one of its Subsidiaries or the Surviving Corporation or one of its Subsidiaries upon the Effective Time.  Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide any Company Employee whose employment is involuntarily terminated within six months following the Closing Date (other than for cause) who is covered by a severance plan listed on Section 7.04(a) of the Parent Disclosure Schedule with severance benefits as provided under such severance plan; provided that such Company Employee or Continuing Employee, as the case may be, satisfies any conditions for the receipt of severance benefits under such applicable severance plan.

(b) Subject to Applicable Law, Parent shall and shall cause the Surviving Corporation and its Subsidiaries to, for six months following the Closing, provide to each Continuing Employee while such Continuing Employee continues to be employed by Parent or one of its Subsidiaries or the Surviving Corporation or one of its Subsidiaries, employee benefits that are, at the election of Parent, substantially comparable in the aggregate to either (i) those provided to similarly situated employees of Parent or (ii) those provided by the Company and its Subsidiaries immediately prior to the Closing.

(c) Nothing contained herein shall be construed as requiring Parent, its Affiliates, the Company or its Subsidiaries to continue any specific Company Employee Plan, or to continue the employment of any specific person.  The provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no Company Employee or Continuing Employee shall have any third-party beneficiary rights or rights to any specific levels of compensation or benefits as a result of the application of this Section 7.04.

Section 7.05.  Board Appointments.  Effective as of the Effective Time (or, if the Effective Time shall occur before the date of Parent’s 2008 annual meeting of stockholders, promptly after such meeting), the Board of Directors of Parent shall (i) cause Parent’s Board of Directors to be expanded by such number of members as the Stockholders are then entitled to nominate pursuant to the Voting Agreement and (ii) appoint to the Board of Directors the individuals designated in accordance with the Voting Agreement.

Section 7.06.  Director and Officer Indemnification.  (a) Parent agrees that prior to the sixth anniversary of the Closing Date, Parent will not, and will not permit the Company to, amend (whether by merger, dissolution, liquidation or otherwise) the certificate of incorporation or bylaws of the Company in a manner that would diminish the indemnification rights of the officers and directors of the Company thereunder with respect to acts or omissions occurring prior to the Effective Time and Parent agrees to cause the Surviving Corporation to indemnify (and advance expenses) to the maximum extent provided therein except to the extent the Surviving Corporation would be limited from doing so under Applicable Law.  For the avoidance of doubt the parties agree that any indemnification payment required to be made thereunder with respect to any claim, action, suit or proceeding by any holder of shares of capital stock of the Company will be subject to indemnification under Section 11.02(a) (in accordance with the terms thereof).  The provisions of this Section 7.06 will survive the Closing, shall be enforceable by each officer and director of the Company and his or her successors and representatives, each of whom shall be a third party beneficiary of the obligations set forth in this Section 7.06, and shall be in addition to any rights such officer or director may have under Applicable Law or any agreement set forth on Section 4.21(a)(ix) of the Company Disclosure Schedule.

(b) At the Closing, Parent shall cause the Surviving Corporation to use all commercially reasonably efforts to obtain and maintain a “tail” extension of (i) the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for acts or omissions occurring prior to the Effective Time and for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any other matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the other Transaction Documents or the transactions or actions contemplated hereby or thereby); provided that in no event shall the Surviving Corporation be required to expend for such tail extension an aggregate amount in excess of $350,000; provided further that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available (in its reasonable judgment) for a cost not exceeding such amount.  In lieu of Parent’s and the Surviving Corporation’s obligations in the preceding sentence, the Company is hereby expressly permitted to, prior to Closing, purchase such tail extension; provided that the terms and conditions thereof are as set forth in this Section 7.06(b) and otherwise reasonably acceptable to Parent, with the aggregate payments made (or to be made) by the Company in no event exceeding an aggregate amount of $350,000.

(c) If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.06.

Section 7.07.  Books and Records.  From and after the Closing, Parent and the Surviving Corporation shall provide the Stockholder Representative (and its representatives and advisors) with reasonable access, for (a) financial reporting or disclosure purposes, or (b) defending any claim in respect of which an indemnification claim has been made, to all of the Company’s and its Subsidiaries’ accounting and tax books, records, notes and memoranda, whether electronic or written (“Books and Records”) in existence on or prior to the Effective Time, pertaining or relating to the period on or prior to the Effective Time and reasonably necessary for the relevant purpose; provided that (A) the provision of access pursuant to this Section 7.07 shall be during normal business hours, following a reasonable advance request for such access and shall not interfere unreasonably with the conduct of the business of Parent or any of its Subsidiaries (including the Company and its Subsidiaries) and (B) the provision of access pursuant to this Section 7.07 shall be conditioned on the Person receiving access entering into a confidentiality agreement in favor of Parent that is reasonably acceptable to Parent.  Unless otherwise consented to in writing by the Stockholder Representative, neither Parent nor the Surviving Corporation shall, for a period of five years following the Closing Date or such longer period as retention thereof is required by Applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Books and Records without first offering to surrender the same to the Stockholder Representative.

ARTICLE 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.  Commercially Reasonable Efforts.

(a) Except to the extent expressly provided elsewhere in this Agreement (including Section 8.09), the Company and Parent shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither the commercially reasonable efforts of any party hereto nor any other obligation of a party under this Agreement shall be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.  No party shall pay any fee or make any payment to any Person (other than customary filing fees), make any commitment or enter into any amendment, consent or other agreement, in each case, with respect to obtaining any such approval, consent, registration, permit, authorization or other confirmation, except with the written consent of Parent.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 20 Business Days of the date hereof and shall use its commercially reasonable efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.  Parent shall pay the filing fee under the HSR Act with respect to the acquisition of the Company by Parent.

Section 8.02.  Certain Filings.  The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  Notwithstanding the foregoing, matters related to the Registration Statement (and approval thereof by the SEC) shall be governed by Section 8.09 and not this Section 8.02, and matters relating to filings under the HSR Act shall be governed by Section 8.01 and not this Section 8.02.

Section 8.03.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange (in which case reasonable efforts shall be used to consult, including the sharing of a draft thereof prior to public release), shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation; provided (i) that Parent shall not be required to consult with the Company prior to making any employee communications and (ii) neither party shall be required to consult with the other party prior to making any communications substantially similar to communications previously issued after consultation with such other party.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.

(a) Each of the Company and Parent shall promptly notify the other of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party and any of its Subsidiaries, that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 9.02(a) or Section 9.03(a), as applicable, not to be satisfied; and

(v) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

(b) If the condition set forth in Section 9.02(a)(iv) is not capable of being satisfied prior to the End Date, then, at any time prior to the fifth Business Day before the date on which the Closing would have been expected to occur absent the failure of such condition to be satisfied, the Company may deliver a notice to Parent stating that the condition will not be satisfied, explaining in reasonable detail why such condition will not be satisfied and stating that Parent has the right to terminate the Agreement pursuant to Section 10.01(c)(ii).  In such an event, Parent shall, prior to Closing, elect to either (A) waive the condition set forth in Section 9.02(a)(iv) or (B) terminate this Agreement pursuant to Section 10.01(c)(ii).  If Parent elects to so waive the condition then Parent will be deemed to have waived all claims for indemnification pursuant to Section 11.02(a) in respect of all Damages that, based on the description in the notice provided to Parent pursuant to the first sentence of this Section 8.05(b), would reasonably be expected to arise from the matters described in such notice.

(c) If the condition set forth in Section 9.03(a)(iii) is not capable of being satisfied prior to the End Date, then, at any time prior to the fifth Business Day before the date on which the Closing would have been expected to occur absent the failure of such condition to be satisfied, Parent may deliver a notice to the Company stating that the condition will not be satisfied, explaining in reasonable detail why such condition will not be satisfied and stating that the Company has the right to terminate the Agreement pursuant to Section 10.01(d)(iv).  In such an event, the Company shall, prior to Closing, elect to either (A) waive the condition set forth in Section 9.03(a)(iii) or (B) terminate this Agreement pursuant to Section 10.01(d)(iv).  If the Company elects to so waive the condition then the Company and the Stockholders will be deemed to have waived all claims for indemnification pursuant to Section 11.02(d) in respect of all Damages that, based on the description in the notice provided to the Company pursuant to the first sentence of this Section 8.05(c), would reasonably be expected to arise from the matters described in such notice.

Section 8.06.  Confidentiality.  Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold, and shall cause its shareholders, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with, and subject to the provisions of, the Confidentiality Agreements, including the provisions thereof limiting the use of such documents and information.  Except as provided in the preceding sentence and except with respect to the “standstill” obligations set forth in the Confidentiality Agreements (which obligations shall continue as set forth in such Confidentiality Agreements except to the extent relating to the transactions contemplated hereby), the Confidentiality Agreements are hereby terminated.

Section 8.07.  Tax-free Reorganization.  Prior to the Effective Time, each of Parent and the Company shall (and shall cause its respective controlled Affiliates to) use its commercially reasonable efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify.  Parent shall not take, or cause the Company to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

Section 8.08.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and each Confidentiality Agreement, each party hereto shall:  (i) give the other party hereto and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access to its and its Subsidiaries’ offices, properties, books and records, (ii) furnish to the other party hereto, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) instruct its and its Subsidiaries’ employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party hereto in connection therewith and (iv) cooperate in good faith with the other party hereto, its counsel, financial advisors, auditors and other authorized representatives (including in connection with Parent’s transition planning activities); provided that (A) the provision of access pursuant to this Section 8.08 shall be during normal business hours, following a reasonable advance request for such access and shall not interfere unreasonably with the conduct of the business of any Person; and (B) the provision of access pursuant to this Section 8.08 shall, in the case of any Person other than a party or its employees, be conditioned on (x) any such Person entering into an agreement in favor of the other party hereto on terms no less favorable to such party than the applicable Confidentiality Agreement or (y) as an alternative in the case of a representative of a party, such representative having agreed to comply with the terms of the Confidentiality Agreement protecting the other party’s information.  No information or knowledge obtained in any investigation pursuant to this Section shall be deemed to modify or affect any representation or warranty made by any party hereunder.  It is understood and agreed that because of the different circumstances involved the scope of access and information to be provided to Parent pursuant to the first sentence of this Section 8.08 will be different from the scope of access and information to be provided to the Company and that the scope of access and information to be provided to Parent is based upon what is reasonable for the buyer of an entire business or company and the scope or access and information to be provided to the Company is based upon what is reasonable for the acquiror of a 31% interest in a public company.

Section 8.09.  Registration Statement; Parent Stockholder Meeting.

(a) As promptly as practicable following the date of this Agreement, Parent shall prepare and file with the SEC the Registration Statement (which shall include the Parent Proxy Statement and all other proxy materials for the meeting of its stockholders (the “Parent Stockholder Meeting”) to be called for the purposes of seeking the Parent Stockholder Approval).  The Company shall cooperate in the preparation of the Registration Statement (which shall include the Parent Proxy Statement).  The information in the Registration Statement (which shall include the Parent Proxy Statement), as it may be amended or supplemented, shall not, on the date such Registration Statement is declared effective by the SEC, at the time the Parent Proxy Statement is first mailed to Parent’s stockholders, at the time of the Parent Stockholder Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to either the Parent Stock Issuance or the solicitation of proxies for the Parent Stockholder Meeting which has become false or misleading; provided that to the extent the Registration Statement or any amendment or supplement thereto contains information of the same nature as the matters referenced in the first sentence of Section 4.22(k) (as such matters relate to Parent and its Subsidiaries), such information shall be true (and not fail to omit necessary facts) based only upon the knowledge of Parent.  The Registration Statement (including the Parent Proxy Statement) will comply as to form in all material respects with the applicable provisions of the 1933 Act and the 1934 Act.  If at any time prior to the Closing, any event or information should be discovered by Parent which should be set forth in a supplement to the Parent Proxy Statement or an amendment to the Registration Statement, Parent shall promptly inform the Company.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information which is contained in the Registration Statement and is supplied by the Company.

(b) Parent shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC (which shall include clearance by the SEC of the Parent Proxy Statement), as promptly as practicable after such filing and Parent shall cause the Parent Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable thereafter.

(c) Parent shall promptly notify the Company of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement (including the Parent Proxy Statement included therein) or for additional information and shall supply the Company with copies of all correspondence between Parent or any of its representatives and the SEC.  Parent and the Company shall cooperate with each other and provide to each other all information necessary in order to prepare all amendments to the Registration Statement (including the Parent Proxy Statement) as expeditiously as practicable.

(d) If at any time prior to the Parent Stockholder Meeting there shall occur any event with respect to Parent, or with respect to the information included in the Registration Statement (including the Parent Proxy Statement), which event is required to be described in an amendment or supplement to the Parent Proxy Statement (or a post-effective amendment to the Registration Statement), such event shall be so described, and such amendment or supplement shall as promptly as practicable be filed with the SEC and, as required by Applicable Law, disseminated to the Parent’s stockholders.

(e) Parent shall, as soon as practicable following the date hereof, duly call, give notice of, convene and hold the Parent Stockholder Meeting for the purpose of seeking the Parent Stockholder Approval. Parent shall engage a nationally recognized proxy solicitation firm for the purposes of seeking the Parent Stockholder Approval and shall instruct such firm to solicit proxies in a manner that is designed to obtain such approval within a timely solicitation period, taking into account all relevant facts and circumstances.  Except as required by Applicable Law, Parent shall, through its Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval, including recommending the Parent Stock Issuance (the “Parent Board Recommendation”), and neither Parent nor the Board of Directors of Parent shall withhold, withdraw, qualify, modify or amend (or publicly propose or resolve to withhold, withdraw, qualify or modify), the Parent Board Recommendation (or approve or recommend, or publicly propose to approve or recommend, any agreement or transaction, or cause or permit Parent to enter into any agreement requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or by the other Transaction Documents or breach its obligations hereunder or thereunder, or resolve, propose or agree to do any of the foregoing).  Notwithstanding any withholding, withdrawal, qualification, modification or amendment of the Parent Board Recommendation by the Board of Directors of Parent (which, for the avoidance of doubt, shall only be permitted in accordance with the third sentence of this Section 8.09(e)), the Board of Directors shall submit, for Parent Stockholder Approval, the transactions contemplated by this Agreement to Parent’s stockholders at the Parent Stockholder Meeting.

(f) The information supplied by the Company and included in Registration Statement shall not, on the date the Registration Statement is declared effective by the SEC, the date the Parent Proxy Statement is first mailed to the Parent’s stockholders, at the time of the Parent Stockholder Meeting and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; provided that to the extent the Registration Statement or any amendment or supplement thereto contains information of the same nature as the matters referenced in the first sentence of Section 4.22(k) (as such matters relate to the Company and its Subsidiaries), such information shall be true (and not fail to omit necessary facts) based only upon the knowledge of the Company.  If at any time prior to the Closing, any event or information should be discovered by the Company which event is required to be described in an amendment or supplement to the Parent Proxy Statement (or a post-effective amendment to the Registration Statement), the Company shall promptly inform Parent of the same.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information other than information supplied by the Company.

(g) The Company agrees that neither it nor any of its Representatives or any other people acting on its behalf will engage in solicitation or offering activities in connection with the Parent Stockholder Meeting or the offering of Parent Stock in connection with the Merger in violation of the 1933 Act or the 1934 Act.

(h) Nothing in this Section 8.09 shall prohibit Parent from combining the Parent Stockholder Meeting with Parent’s 2008 annual meeting of stockholders (including combining the Parent Proxy Statement with the proxy statement for such annual meeting) so long as doing so would not reasonably be expected to materially delay obtaining the Parent Stockholder Approval.

Section 8.10.  Financing.

(a) Parent shall (i) subject to the terms and conditions of the Parent Financing Commitment Letter and subject to the remainder of this Section 8.10(a), use its commercially reasonable efforts to complete the Parent Financing effective as of the Effective Time on the terms and conditions described in the Parent Financing Commitment Letter and such other terms and conditions as are necessary to give effect to the terms and conditions described in the Parent Financing Commitment Letter that are commercially reasonable, customary for bridge loans of a similar size and type, and not less favorable to Parent than those set forth in the Patriot Credit Agreement (collectively, “Acceptable Parent Financing Terms”); provided that the consummation of the Parent Financing on Acceptable Parent Financing Terms would not reasonably be expected to result in any claim of default under the Parent Credit Agreement relating to the terms of the Parent Financing and (ii) commencing at such time as Parent deems appropriate but in any event no later than 45 days after the date hereof, use its commercially reasonable efforts to identify one or more alternate financings on terms satisfactory to Parent in its discretion and if so identified, to negotiate the terms of and execute definitive documents with respect to such alternate financing (such definitive documents, the “Alternate Financing Documents”), and if so executed, to consummate the transactions contemplated by the Alternate Financing Documents (it being agreed and understood that the determination of Parent to cease negotiating any alternate financing and to execute or not execute Alternate Financing Documents shall, in each case, be in Parent’s discretion).  Parent’s obligations pursuant to the preceding sentence shall, subject to the remainder of this Section 8.10(a), include using such commercially reasonable efforts to (i) commencing at such time as Parent deems appropriate but in any event no later than 30 days after the date hereof, negotiate definitive agreements with respect to the Parent Financing on Acceptable Parent Financing Terms and (ii) satisfy all conditions to such Parent Financing or such alternate financing, to the extent the satisfaction of such conditions is within the reasonable control of Parent.  Parent shall in all material respects comply with its obligations under the Parent Financing Commitment Letter (or as applicable, any Alternate Financing Documents).  Notwithstanding the foregoing, Parent may (i) amend or otherwise modify the Parent Financing Commitment Letter or Alternate Financing Documents or (ii) terminate any Alternate Financing Documents or terminate the Parent Financing Commitment Letter so long as (A) such action would not reasonably be expected to delay or prevent the consummation of the Merger (other than pursuant to the two Business Day delay provision pursuant to Section 9.02(k)(ii)) or (B) in the case of a termination of the Parent Financing Commitment Letter, Parent has previously entered into binding Alternate Financing Documents (provided that any termination of the Parent Financing Commitment Letter shall cause the condition set forth in Section 9.02(k) to be (upon such termination) deemed waived in all respects as set for therein).

(b) The Company shall provide to Parent such cooperation and assistance as is reasonably requested by Parent in connection with the Parent Financing or any alternate financing, including (i) participation in meetings, (ii) furnishing Parent and its financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (subject to such financing sources being bound by the terms of the Confidentiality Agreement with respect to documents and information of the Company and its Subsidiaries), (iii) executing and delivering, as of the Effective Time (and with effect from and after the Effective Time), any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents, as may be reasonably requested by Parent and (iv) taking all reasonably requested corporate actions, subject to the occurrence of the Effective Time (and with effect from and after the Effective Time), reasonably requested by Parent that are necessary or customary to permit the consummation of the Parent Financing or any alternate financing (provided that such corporate action shall not include any determination with respect to the merits of the Parent Financing or any alternate financing (or any other arrangement to be in effect after the Effective Time)).  Parent will keep the Company informed on a reasonably current basis in reasonable detail of the status of the Parent Financing or any alternate financing.  If the Closing does not occur, Parent shall reimburse the Company for any reasonable Third Party out of pocket costs (including reasonable fees and expenses of legal, financial and other advisors) incurred by the Company in connection with the foregoing matters in this Section 8.10(b).

(c) Parent shall use its commercially reasonable efforts to enforce its rights against any other party to the Parent Credit Agreement with respect to the Parent Financing or any Alternate Financing Documents and to cause the Administrative Agent or any other authorized representative of the lenders party to the Parent Credit Agreement to provide written confirmation to Parent that the consummation of the Parent Financing as referred to in Section 9.02(k)(i) or Section 9.02(k)(ii), as applicable, would not result in any default under the Parent Credit Agreement, which shall include, but shall not be limited to, upon the request of the Company, promptly commencing a litigation proceeding against the Administrative Agent or any such other party, in which Parent shall use commercially reasonable efforts to either (A) compel the Administrative Agent or such other person to provide such confirmation or (B) seek such other remedies that may be appropriate.

ARTICLE 9
Conditions to the Merger

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Parent Stockholder Approval shall have been obtained;

(b) there shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the Merger and there shall be no Applicable Law that shall have been enacted or promulgated that prohibits the consummation of the Merger;

(c) any applicable waiting period under the HSR Act relating to the Merger (including any such applicable waiting period relating to the Parent Stock Issuance in respect of any filing by the ArcLight Funds, Caisse de Dépôt et Placement du Québec and the ultimate parent entity (as such term is defined in 16 C.F.R. Section 801.1) of Cascade Investment, L.L.C.) shall have expired or been terminated;

(d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the  Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained Sections 4.02, 4.05, 4.12, 4.13, 4.20 and 4.26 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true in all material respects as of such earlier date), (iii) the representations and warranties of the Stockholders in the other Transaction Documents shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true in all material respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, in the aggregate, would not adversely affect in any material respect (determined on an overall basis taking into account the rights and obligations of all Stockholders under all such other Transaction Documents) any material right of, benefit to or obligation of Parent contained in such other Transaction Documents, (iv) the other representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (which representations and warranties shall, for purposes of this Section 9.02(a) only, be read without any qualification contained therein as to materiality or Company Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), except where the failure of such representations and warranties to be true and correct, in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (v) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not be instituted or pending any suit, action or proceeding initiated or maintained by any Governmental Authority relating to the transactions contemplated by this Agreement:  (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Affiliates of all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its Affiliates or to compel Parent or any of its Affiliates to dispose of all or any material portion of the business or assets of the

Company or any of its Subsidiaries or of Parent or any of its Affiliates, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Affiliates effectively to exercise full rights of ownership of the Company or any of its Subsidiaries or (iii) seeking to require divestiture by Parent or any of its Affiliates of the Company, any of the Company’s Subsidiaries or any Subsidiary of Parent or any of its Affiliates (or all or any material portion of their respective business and assets);

(c) there shall not be any action taken, or any Applicable Law, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the matters described in Sections 4.03 and 5.03, that could, directly or indirectly, reasonably be expected to result in any of the consequences referred to in Section 9.02(b)(i) through (iii);

(d) each of the Escrow Agreement and Registration Rights Agreement shall have been executed and delivered by each of the parties thereto (other than Parent), and each of the foregoing shall be in full force and effect;

(e) each Support Agreement shall be in full force and effect and no Stockholder party thereto shall be challenging the effectiveness of any such Support Agreement;

(f) the Voting Agreement shall be in full force and effect and no Stockholder party thereto shall be challenging the effectiveness of such Voting Agreement;

(g) the consents and approvals set forth on Exhibit 9.02(g) shall have been obtained or received, shall be in full force and effect, and shall be in form and substance reasonably satisfactory to Parent;

(h) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company setting forth all Transaction Expenses (the excess, if any, of the amount of Transaction Expenses set forth in such certificate over the Transaction Expenses Cap, the “Excess Transaction Expenses Deduction Amount”) and certifying that the Company’s legal counsel, auditors, investment bankers and other consultants and advisors have agreed to the amounts set forth in such certificate pursuant to “pay-off” letters in the form described in Section 6.05;

(i) neither the Company nor any of its Subsidiaries shall have suffered a mining catastrophe that has involved, or would be reasonably likely to involve, a loss of lives;

(j) the Company shall have delivered a certificate (the “Company Outstanding Stock Number Certificate”) in form and substance reasonably satisfactory to Parent signed by an executive officer of the Company setting forth

(i) the number of shares (the “Company Outstanding Stock Number”) of Company Stock (including vested Company Restricted Stock and unvested Company Restricted Stock) outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, shares of Company Stock issued upon conversion of the Company Convertible Debt Notes), (ii) the number of such shares of Company Stock held by each Designated Stockholder immediately prior to the Effective Time and (iii) the Merger Conversion Price (as defined in the Company Convertible Debt NPA);

(k) either (i) the Parent Financing shall have been consummated upon the Acceptable Parent Financing Terms and the consummation of the Parent Financing on such terms would not reasonably be expected to result in any claim of default under the Parent Credit Agreement relating to the terms of the Parent Financing or (ii) in lieu of the Parent Financing, Parent shall have consummated a financing from an alternate source in an amount not less than the amount of the Parent Financing; provided that, if Parent is pursuing an alternate source of financing, the Closing is delayed by more than two Business Days because of the failure to satisfy the condition set forth in this Section 9.02(k), and during such period of delay the ArcLight Funds are ready, willing and able to consummate the Parent Financing upon Acceptable Parent Financing Terms and the consummation of the Parent Financing on such terms and conditions would not reasonably be expected to result in any claim of default under the Parent Credit Agreement relating to the terms of the Parent Financing), then at the end of such period of delay Parent will be required either to so consummate the Parent Financing or to waive the condition set forth in this Section 9.02(k); provided further that Parent will be deemed to have waived the condition in this Section 9.02(k) if (A) the Parent Financing Commitment Letter has been terminated by Parent or (B) the condition set forth in clause (e) under the heading “Conditions Precedent to Drawdown” on Exhibit A to the Parent Financing Commitment Letter fails to be satisfied as a result of the Parent Credit Agreement having been waived, amended, supplemented or otherwise modified, in each case in any manner materially adverse to the interests of the Lender (as defined on such Exhibit A), without the Lender’s consent; and

(l) Parent shall have received all documents it may reasonably request relating to the existence of the Company and its Subsidiaries and the authority of the Company for this Agreement, all in form and substance reasonably acceptable to Parent.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained Sections 5.02,

5.05, 5.13, 5.14 and 5.20 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true in all material respects as of such earlier date), (iii) the other representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto (which representations and warranties shall, for purposes of this Section 9.03(a) only, be read without any qualification contained therein as to materiality or Parent Material Adverse Effect) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty (as so read) shall be true as of such earlier date), except where the failure of such representations and warranties to be true and correct, in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (iv) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

(b) each of the Escrow Agreement and the Registration Rights Agreement shall have been executed and delivered by Parent, and the Rights Agreement shall have been amended, and each of the foregoing shall be in full force and effect;

(c) neither Parent nor any of its Subsidiaries shall have suffered a mining catastrophe that has involved, or would be reasonably likely to involve, a loss of lives; and

(d) the Company shall have received all documents it may reasonably request relating to the existence of Parent and Merger Subsidiary and the authority of Parent and Merger Subsidiary for this Agreement, all in form and substance reasonably acceptable to the Company.

ARTICLE 10
Termination

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Parent, except as provided in Section 10.01(d)(i)):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 30, 2008 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii) the Parent Stockholder Meeting shall have been convened and the Parent Stockholder Approval shall not (taking into account any proper adjournment or postponement of the Parent Stockholder Meeting) have been obtained; or

(c) by Parent, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause one or more of the conditions set forth in Section 9.02(a) not to be satisfied, and either (A) the Company is not using commercially reasonable efforts to cure such breach or failure or (B) such condition would not reasonably be expected to be satisfied by the End Date; or

(ii) the Company shall have delivered a notice to Parent pursuant to Section 8.05(b); or

(d) by the Company, if:

(i) the Board of Directors of Parent fails to make, withdraws, or modifies in a manner adverse to the Company, the Parent Recommendation (if permitted in accordance with the third sentence of Section 8.09(e)); provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.01(d)(i) after the Parent Stockholder Approval is obtained;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause one or more of the conditions set forth in Section 9.03(a) not to be satisfied, and either (A) Parent is not using commercially reasonable efforts to cure such breach or failure or (B) such condition would not reasonably be expected to be satisfied by the End Date;

(iii) Parent shall enter into any agreement with respect to (A) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, sale of all or substantially all of its assets or other similar transaction that, in any such case, requires the approval of the stockholders of Parent under Delaware Law or (B) a transaction involving the issuance of 20% or more of its stock, and, in either such case, the record date for the stockholder vote to approve such transaction shall occur prior to the Closing Date;

(iv) Parent shall have delivered a notice to the Company pursuant to Section 8.05(c); or

(e) by the Company prior to obtaining the Company Stockholder Approval if, in accordance with Section 6.03(c) the Company shall have concurrently entered into a definitive agreement with respect to a Superior Proposal.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.

(a) Except as set forth below, if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.  The parties further agree that if (and only if) the Company establishes pursuant to a final, non-appealable judgment of the courts referred to in Section 12.07 that the termination of this Agreement resulted from the willful breach by Parent of its obligations hereunder, then (and only then) the Stockholders will be deemed to be third party beneficiaries of this Agreement in accordance with Section 12.05(a) and may pursue claims for damages suffered by such stockholders in their capacities as such as a result of such willful breach (but without duplication of any damages suffered by the Company, it being agreed and understood that in any such action contemplated by this sentence, the court may, among other things, consider whether such damages suffered by such Stockholders should include the benefit of the bargain of the Merger to the Stockholders (and in that regard, it is expressly acknowledged and agreed that the Company shall be permitted to bring such a claim on behalf of the Stockholders as set forth in the following proviso)); provided that any claim brought by the Stockholders pursuant to such third party beneficiary right may only be brought by the Company on behalf of such Stockholders.  The provisions of this Section 10.02 and Sections 8.06, 12.03, 12.06, 12.07, 12.08 and 12.13 shall survive any termination hereof pursuant to Section 10.01.

(b) Notwithstanding the foregoing, in the event this Agreement is terminated (i) in accordance with Section 10.01(d)(i) or Section 10.01(b)(iii) (unless, in either case, at the time of termination one or more of the conditions set forth in Sections 9.01(b), 9.01(c) or 9.02 had not been satisfied and was not capable of being satisfied reasonably promptly) or (ii) in accordance with Section 10.01(b)(i), and in the case of this clause (ii), at the time of termination (A) the condition set forth in Section 9.02(k) shall not have been satisfied solely as a result of a potential claim of default under the Parent Credit Agreement relating to the terms of the Parent Financing and (B) all other conditions to Closing have been satisfied (or are immediately capable of being satisfied) or waived, then, in the case of clause (i) or (ii), as applicable, Parent shall reimburse the Company (on demand) for all costs and expenses of the Company incurred since January 1, 2008 in connection with the preparation and negotiation of this Agreement, the other Transaction Documents, the Merger and the other transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of the Company’s counsel (including specialist and local counsel), financial advisors, auditors, other consultants (including but not limited to Weir Mining Consultants Inc.) and agents and other lenders under the Company’s and the Subsidiaries’ lending facilities; provided that, in no event shall the amount Parent is required to reimburse pursuant to this sentence exceed $5,000,000; provided, further that if this Agreement is terminated pursuant to Section 10.01(d)(i), Section 10.01(b)(i) or Section 10.01(b)(iii), and the expense reimbursement provided for in this sentence is payable, then such expense reimbursement shall be the sole and exclusive remedy of the Company and its Stockholders and Parent shall not be liable for any other Damages incurred or suffered by the Company or its Stockholders and the second sentence of this Section 10.02 shall be inapplicable.  The parties acknowledge and agree that the above expense reimbursement provisions are (i) an integral part of the transactions contemplated hereby and constitute liquidated damages and not a penalty in the event of the circumstances giving rise to the applicability thereof and (ii) essential to the overall transaction contemplated hereby and the Company has relied, and is relying, on Parent’s agreement to pay such expenses as and when due hereunder.

ARTICLE 11
Survival; Indemnification; Stockholder Representative Matters

Section 11.01.  Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Time until the Business Day after the first anniversary of the Closing Date; provided that (a) the Company Core Representations (other than the representations and warranties contained in Sections 4.02, 4.05, 4.20 or 4.26) and the Parent Core Representations (other than the representations and warranties contained in Sections 5.02, 5.05 or 5.20) shall survive until the Business Day after the third anniversary of the Closing Date and (b) the representations and warranties in

Sections 4.02, 4.05, 4.20, 4.26, 5.02, 5.05 and 5.20 shall survive until the latest date permitted by law.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the earlier of full performance thereof or the shorter period explicitly specified therein, except that breaches of covenants and agreements shall survive until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to Parent (if the indemnity is sought against Parent) or the Stockholder Representative (if the indemnity is sought against the Stockholders), as applicable, prior to such time.

Section 11.02.  Indemnification.

(a) Subject to the last sentence of this Section 11.02(a) and to Sections 11.02(b) and 11.02(c), from and after the Effective Time, the Designated Stockholders hereby severally (based on each Designated Stockholder’s Pro Rata Share of any applicable Damages) but not jointly indemnify Parent and its Affiliates (including, from and after the Effective Time, the Company and its Subsidiaries) and their respective successors and assigns (collectively, the “Parent Indemnified Parties”) against, and agree to hold each of them harmless from, any and all Damages incurred or suffered by Parent, any Affiliate of Parent, the Company or any of its Subsidiaries arising out of any (i) misrepresentation or breach of warranty or alleged misrepresentation or breach of warranty made by the Company pursuant to any Transaction Document (a “Company Warranty Breach”), (ii) breach of covenant or agreement made or to be performed by the Company pursuant to any Transaction Document on or before the Effective Time (a “Company Covenant Breach”), (iii) any demand for appraisal by a holder of shares of capital stock of the Company in connection with the Merger, (iv) any claim, suit, action or proceeding by (A) any holder of shares of capital stock of the Company (including any suit on behalf of or in the name of the Company) in their capacity as such, in connection with the Merger or the other transactions contemplated by this Agreement or relating to its ownership of shares of capital stock or the issuance of the Company Convertible Debt or (B) any holder of Company Convertible Debt under or relating to such Company Convertible Debt except any claim by any such holder of Company Convertible Debt Notes to enforce the rights described in Section 7 of the Company Convertible Debt NPA or (v) any Transaction Expenses that are in excess of the Transaction Expenses Cap (without duplication for Transaction Expenses that are included in the Excess Transaction Expenses Deduction Amount and are therefore taken into account in the calculation of the Net Per Share Number), in each case regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any party hereto or any of its Affiliates (including the Company and its Subsidiaries); provided that with respect to indemnification by the Designated Stockholders for any Company Warranty Breach (other than a misrepresentation or breach of warranty of any of the Company Core Representations and other than in cases of fraud or willful misrepresentation) pursuant to this Section, (x) the Designated Stockholders shall not be liable for any claim for indemnification where the amount of Damages with respect to such claim (provided that all claims based on substantially the same or similar acts, omissions or circumstances shall be considered part of a single claim for purposes of calculating the amount of Damages for purposes of this clause (x)) does not exceed $100,000 (the “Deminimis Amount”) (and the amount of such Damages shall not be aggregated for purposes of clause (y)), (y) the Designated Stockholders shall not be liable unless the aggregate amount of Damages with respect to all such Company Warranty Breaches exceeds $6,000,000 (the “Deductible Amount”) (in which case the Designated Stockholders shall be liable only for an amount equal to the excess of such Damages above such amount) and (z) the Designated Stockholders’ maximum liability shall not exceed the Escrow Property held in the Escrow Account.  The Designated Stockholders hereby agree that they will not be entitled to seek contribution from the Company, its Subsidiaries or any of their respective officers, directors or employees in respect of any liability of the Designated Stockholders under this Section 11.02(a).

(b) Parent hereby agrees that after Closing its sole and exclusive remedy with respect to any and all claims arising out of (i) any Company Warranty Breach (other than any misrepresentation or breach of warranty of any of the Company Core Representations and other than in cases of fraud or willful misrepresentation) or (ii) a Company Covenant Breach (other than a willful breach) (the claims referred to in clauses (i) and (ii) are hereinafter referred to as the “Escrow Only Claims”) shall be pursuant to a claim for indemnification against the then-available Escrow Property in accordance with this Section 11.02 and the Escrow Agreement.

(c) With respect to all claims for indemnification other than the Escrow Only Claims (“Direct Indemnification Claims”), the Parent Indemnified Parties may make a claim (i) against the then available Escrow Property in accordance with this Section 11.02 and the Escrow Agreement, (ii) against the Designated Stockholders directly (severally, based on each Designated Stockholder’s Pro Rata Share of any applicable Damages, and not jointly) or (iii) a combination of the foregoing; provided that (A) the aggregate maximum liability of the Designated Stockholders in respect of all Direct Indemnification Claims shall not exceed the proceeds (net of any reasonable brokerage commissions and any underwriting fees) received by the Designated Stockholders in the Merger (for the avoidance of doubt, the maximum aggregate liability of each Designated Stockholder in respect of all Direct Indemnification Claims shall not exceed the proceeds (net of any reasonable brokerage commissions and any underwriting fees) received by such Designated Stockholder in the Merger) and (B) except with respect to claims for misrepresentation or breach of warranty under Sections 4.02, 4.05, 4.20 or 4.26 and claims for indemnification under Section 11.02(a)(iv), the Parent Indemnified Parties shall not be entitled to make a Direct Indemnification Claim after the third anniversary of the Closing (it being understood and agreed that following the expiration of such time limit the Parent Indemnified Parties may continue to pursue any claim that was subject to such time limit so long as such claim was made prior to the expiration of such time limit).  Any amounts finally determined to be due and payable by a Designated Stockholder hereunder in respect of any Direct Indemnification Claim (or other claim made directly against a Designated Stockholder), in each case, to the extent permitted hereunder, may be satisfied by such Designated Stockholder by payment in cash, delivery of shares of Parent Stock (valued in accordance with the definition of “Market Value” hereunder) or in any combination thereof, at the election of the Designated Stockholder so satisfying such Direct Indemnification Claim or other claim; provided that any election to pay in whole or in part in shares of Parent Stock must be made prior to the commencement of the 10 consecutive trading day period referred to in the definition of “Market Value”.

(d) Subject to Sections 11.02(e) and Section 11.02(f), from and after the Effective Time, Parent hereby indemnifies each Stockholder (in its capacity as such) and its Affiliates (“Stockholder Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Damages incurred or suffered by the Company or such Stockholder or any of its Affiliates arising out of any (A) misrepresentation or breach of warranty or alleged misrepresentation or breach of warranty made by Parent or Merger Subsidiary pursuant to any Transaction Document (a “Parent Warranty Breach”) or (B) breach of covenant or agreement made or to be performed by Parent or Merger Subsidiary pursuant to any Transaction Document (a “Parent Covenant Breach”), in each case regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any party hereto or any Stockholder or any of its Affiliates; provided that with respect to indemnification by Parent for any Parent Warranty Breach (other than a misrepresentation or breach of warranty of any of the Parent Core Representations and other than in cases of fraud or willful misrepresentation) pursuant to this Section, (x) Parent shall not be liable for any claim for indemnification where the amount of Damages with respect to such claim (provided that all claims based on substantially the same or similar acts, omissions or circumstances shall be considered part of a single claim for purposes of calculating the amount of Damages for purposes of this clause (x)) does not exceed the Deminimis Amount (and the amount of such Damages shall not be aggregated for purposes of clause (y)), (y) Parent shall not be liable unless the aggregate amount of Damages with respect to such Parent Warranty Breaches exceeds the Deductible Amount (in which case Parent shall be liable only for an amount equal to the excess of such Damages above such amount), and (z) Parent’s maximum liability shall not exceed $54,000,000 (the “Parent Cap”).  In consideration for the indemnification rights provided in this Section 11.02(d), each Stockholder hereby waives, to the fullest extent permitted by law, any claim under any Applicable Law relating to the sale or distribution of securities that it might otherwise have by virtue of the transactions contemplated hereby (and in the event any such claim under Applicable Law is brought by a Stockholder, such Stockholder hereby waives the indemnification rights provided in this Section 11.02(d) and shall promptly refund to Parent the amount of any Damages previously paid by Parent to such Stockholder in respect of any indemnification claim hereunder).  The parties further agree that if (and only if) the Stockholder Representative establishes pursuant to a final, non-appealable judgment of the courts referred to in Section 12.07 that Parent has breached this Agreement in a manner giving rise to a right of indemnification hereunder, then (and only then) the Stockholder Indemnified Parties will be deemed to be third party beneficiaries of this Agreement for purposes of this Section 11.02(d); provided that any claim brought by a Stockholder Indemnified Party pursuant to such third party beneficiary right may only be brought by the Stockholder Representative on behalf of such Stockholder Indemnified Party.

(e) After Closing, the sole and exclusive remedy of the Stockholder Indemnified Parties with respect to any and all claims arising out of (i) any Parent Warranty Breach (other than any misrepresentation or breach of warranty of any of the Parent Core Representations and other than in cases of fraud or willful misrepresentation) or (ii) a Parent Covenant Breach (other than a willful breach) (the claims referred to in clauses (i) and (ii) are hereinafter referred to as the “Parent Non-Core Claims”; and all other claims for indemnification under Section 11.02(d) are hereinafter referred to “Parent Core Claims”) shall be pursuant to a claim for indemnification against Parent in accordance with and subject to this Section 11.02.

(f) Except with respect to indemnification claims for misrepresentation or breach of warranty under Section 5.02, 5.05 or 5.20, the Stockholder Indemnified Parties shall not be entitled to make a Parent Core Claim after the third anniversary of the Closing (it being understood and agreed that following the expiration of such time limit the Stockholder Indemnified Parties may continue to pursue any claim that was subject to such time limit so long as such claim was made prior to the expiration of such time limit).  The aggregate maximum liability of Parent in respect of all Parent Core Claims shall not exceed $534,000,000.

(g) Amounts finally determined to be due and payable under this Section 11.02 in respect of any Damages that are subject to the indemnification obligations will be payable within five days of receipt of written notice to the Indemnifying Party (or the Stockholder Representative, in the case of an indemnification claim pursuant to Section 11.02(a)) of such Damages, and will bear interest beginning on the sixth day after receipt of such notice through the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during such period plus 2%.

(h) After Closing, each Indemnified Party will take all reasonable efforts to mitigate any Damages upon becoming aware of any event that would reasonably be expected to give rise thereto (provided that the costs and expenses of such mitigation shall be included as Damages arising from such event) and Damages incurred in violation thereof shall not be recoverable hereunder by the relevant Indemnified Party.

(i) The amount of Damages incurred by an Indemnified Party will be reduced by the amount recovered from any third party (after deducting attorneys’ fees, expenses and other costs of recoveries and any increase in insurance premiums), including from insurance policies and pursuant to other indemnification agreements.

(j) The amount of any Damages for which indemnification is provided under this Article 11 shall be decreased to take into account any net Tax benefit received by the applicable Indemnified Party.

(k) No Indemnified Party shall be entitled to recover Damages or otherwise be indemnified hereunder (or receive other payment, reimbursement or restitution) more than once in respect of any one given liability, loss, cost or shortfall, regardless of whether more than one claim for Damages arises in respect of it.

(l) Notwithstanding anything to the contrary herein, if Parent waives the condition set forth in Section 9.02(a)(iv) as set forth in Section 8.05(b), then Parent will be deemed to have waived its rights to indemnification to the extent set forth in Section 8.05(b).

(m) Notwithstanding anything to the contrary herein, if the Company waives the condition set forth in Section 9.03(a)(iii) as set forth in Section 8.05(c), then the Company and the Stockholders will be deemed to have waived their rights to indemnification to the extent set forth in Section 8.05(c).

Section 11.03 .  Procedures.

(a) The party seeking indemnification under this Article 11 (the “Indemnified Party”) agrees to give prompt notice (but no later than ten Business Days after receipt by an Indemnified Party of a notification of such Third Party claim) to the party against whom indemnity is sought (or the Stockholder Representative, in the case of an indemnification claim pursuant to Section 11.02(a)) (the “Indemnifying Party”) of the assertion of any Third Party claim against the Indemnified Party, or the commencement of any Third Party suit, action or proceeding against the Indemnified Party in respect of which indemnity may be sought under such Article.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnified Party relating to the Third Party claim.  The Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses within 10 Business Days of receipt of notice from the Indemnified Party (or such lesser number of days set forth in the notice as may be required by court proceeding in the event of a litigated matter), to, subject to Section 11.03(b), assume the defense thereof with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party claim seeks injunctive or equitable relief against the Indemnified Party, (iii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party claim, (iv) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, (v) in the case of a Parent Indemnified Party as the Indemnified Party, it would reasonably be expected that the Damages arising from such Third Party claim will exceed 110% of the Escrow Availability Amount at such time or (vi) in the case of a Stockholder Indemnified Party as the Indemnified Party, it would reasonably be expected that the Damages arising from such Third Party claim will exceed 110% of the Non-Core Cap Availability Amount at such time and Parent does not waive the limitations in Section 11.03(b) with respect to such claim; provided, further, that prior to assuming control of any such defense, the Indemnifying Party must acknowledge that, subject to Section 11.03(b), it has an indemnity obligation for all Damages resulting from such Third Party claim notwithstanding anything in Section 11.02 to the contrary.  As used herein, the term “Escrow Availability Amount” means, with respect to any given claim at any given time, the amount then remaining in the Escrow Account at such time after deducting the aggregate amount of all Damages that would reasonably be expected to arise from other then pending claims against the Escrow Account.  As used herein, the term “Non-Core Cap Availability Amount” means, with respect to any given claim at any given time, the excess of the Parent Cap over the sum of (A) the aggregate amount of Damages previously paid by Parent at such time in respect of claims subject to the Parent Cap and (B) the aggregate amount of all Damages that would reasonably be expected to arise from other then pending claims against Parent that are subject to the Parent Cap.  If the Indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to participate at its own expense in the defense thereof and to employ counsel separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  If the Indemnifying Party chooses to defend a Third Party claim, all Indemnified Parties shall provide reasonable cooperation in the defense thereof.  The Indemnifying Party shall not be liable under this Article 11 for any settlement, admission of liability, compromise or other discharge of liability, effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder, which consent shall not be unreasonably withheld.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party claim unless (i) such settlement or compromise shall include as an unconditional term thereof the giving by the claimant of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all liability with respect to such Third Party claim and (ii) such settlement or compromise would not result in (A) the imposition of a consent order, injunction, decree or obligation that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (D) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party concurrently with such settlement.  Notwithstanding the foregoing, no consent of the Stockholders or the Stockholder Representative shall be required for the filing of any Tax Return required to be filed by Parent or the Company after the Effective Time, and no such consent shall be required in connection with the conclusion of any tax audit or similar proceeding after the Effective Time.

(b) If the Indemnifying Party assumes control of the defense of a Third Party claim in respect of which (i) an Escrow Only Claim has been made, the Indemnifying Party shall be responsible for (A) 100% of the Damages arising therefrom up to the Escrow Availability Amount at the time the Indemnifying Party assumed the defense, (B) 50% of the Damages arising therefrom to the extent such Damages exceed such Escrow Availability Amount but do not exceed 200% of such Escrow Availability Amount and (C) 100% of the Damages arising therefrom to the extent such Damages exceed 200% of such Escrow Availability Amount or (ii) a Parent Non-Core Claim has been made, the Indemnifying Party shall be responsible for (x) 100% of the Damages arising therefrom up to the Non-Core Cap Availability Amount at the time the Indemnifying Party assumed the defense, (B) 50% of the Damages arising therefrom to the extent such Damages exceed such Non-Core Cap Availability Amount but do not exceed 200% of such Non-Core Cap Availability Amount and (C) 100% of the Damages arising therefrom to the extent such Damages exceed 200% of such Non-Core Cap Availability Amount.

Section 11.04.  Adjustment to Consideration for Tax Purposes.  Any amount paid under Article 11 will be treated as an adjustment to the Merger Consideration except to the extent a final determination that is not subject to further appeal, review or modification through proceedings or otherwise or Applicable Law (including a revenue ruling or other similar pronouncement)

causes or requires any such amount not to constitute an adjustment to the Merger Consideration for United States federal income Tax purposes.

Section 11.05.  Stockholder Representative.

(a) Effective upon and by virtue of the consent of the holders of the Company Stock approving and adopting this Agreement and the Merger, and without any further act of any of the holders of the Company Stock, the Stockholder Representative shall be hereby appointed as the representative of the Designated Stockholders and as the attorney-in-fact and agent for and on behalf of each Designated Stockholder with respect to any claims by any Indemnified Party pursuant to Section 11.02(a) and any amendments to or waivers of the Escrow Agreement or this Article 11; provided, however, that any amendment or waiver of the Escrow Agreement or this Article 11 that shall adversely affect the rights or obligations of any Designated Stockholder under the Escrow Agreement or this Article 11 shall require the prior written consent of such adversely affected Designated Stockholder (other than any change affecting all Designated Stockholders similarly).  The Stockholder Representative hereby accepts such appointment.  The Stockholder Representative will take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative under the Escrow Agreement and this Agreement, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of, commence any suit, action or proceeding, and comply with orders of courts with respect to, claims for Damages, (ii) litigate, resolve, settle or compromise any Contested Claim (as defined in the Escrow Agreement) made pursuant to this Agreement, and (iii) take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing or as contemplated by this Agreement or the Escrow Agreement.  The Stockholder Representative will have authority and power to act on behalf of each Stockholder with respect to the disposition, settlement or other handling of all claims against the Escrow Property under this Article 11 and all related rights or obligations of the Designated Stockholders arising under this Article 11.  The Stockholder Representative shall use commercially reasonable efforts based on contact information available to the Stockholder Representative to keep the Designated Stockholders reasonably informed with respect to actions of the Stockholder Representative pursuant to the authority granted the Stockholder Representative under this Agreement which actions have a material impact on the amounts payable to the Designated Stockholders.  Each Designated Stockholder shall promptly provide written notice to the Stockholder Representative of any change of address of such Designated Stockholder.

(b) A decision, act, consent or instruction of the Stockholder Representative (which decision, act, consent or instruction shall be jointly made by each entity constituting the Stockholder Representative) hereunder shall constitute a decision, act, consent or instruction of all Designated Stockholders and, as between Parent and its Affiliates (on the one hand) and the Designated

Stockholders (on the other hand), shall be final, binding and conclusive upon each of such Designated Stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each and every such Designated Stockholder.  The Escrow Agent and Parent shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c) The Stockholder Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Stockholder Representative to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except for gross negligence, bad faith or willful misconduct on the part of the Stockholder Representative.  In all questions arising under this Agreement or the Escrow Agreement, the Stockholder Representative may rely on the advice of outside counsel, and the Stockholder Representative will not be liable to anyone for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice.

(d) The Designated Stockholders shall severally (each based on its Pro Rata Share) but not jointly indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative.

(e) At any time during the term of the Escrow Agreement, a majority-in-interest of Designated Stockholders may, by written consent, appoint a new representative as the Stockholder Representative.  Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Designated Stockholders of a majority-in-interest of those Designated Stockholders must be delivered to Parent and the Escrow Agent not less than ten days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or ten days after such notice is received by Parent and the Escrow Agent.  For the purposes of this Section 11.05, a “majority-in-interest of the Designated Stockholders” shall mean Designated Stockholders representing in the aggregate over 50% of the percentage interests in the Escrow Shares.

(f) In the event that the Stockholder Representative becomes unable or unwilling to continue in his or its capacity as Stockholder Representative, or if the Stockholder Representative resigns as a Stockholder Representative, a majority-in-interest of the Designated Stockholders shall, by written consent, appoint a new representative as the Stockholder Representative.  Notice and a copy of the written consent appointing such new representative and bearing the signatures of the holders of a majority-in-interest of the Designated Stockholders must be delivered to Parent and the Escrow Agent.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.

(g) As amongst the Stockholders, and subject to Section 11.05(b), any instruction given to the Stockholder Representative by a majority-in-interest of Designated Stockholders, in connection with the matters set forth in Article 11 or any other matter, shall be final and binding on all Stockholders.

ARTICLE 12
Miscellaneous

Section 12.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Attention:  Joseph W. Bean
Facsimile No.:  (314) 275-3656
e-mail:  jbean@patriotcoal.com

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention:  William L. Taylor
Facsimile No.:  (212) 450-3800
e-mail:  william.taylor@dpw.com

if to the Company, to:

Magnum Coal Company
500 Lee Street East
Suite 900
Charleston, WV 25301
Attention: Richard H. Verheij, Senior Vice President, General Counsel and Secretary
Facsimile No.: (304) 380-0370
e-mail: RVerheij@magnumcoal.com

with copies to:

Freshfields Bruckhaus Deringer LLP
520 Madison Avenue
34th Floor
New York, New York  10022
Attention:  Matthew F. Herman Esq.
                 Melissa Raciti-Knapp Esq.
Facsimile No.:  (212) 277-4001
e-mail:  matthew.herman@freshfields.com
melissa.raciti@freshfields.com

if to the Stockholder Representative, to:

Arclight Energy Partners Fund I, L.P. and
Arclight Energy Partners Fund II, L.P.
c/o Arclight Capital Partners LLC
200 Clarendon Street, 55th Floor
Boston, MA  02117
Attention:  General Counsel
Facsimile No.:  (617) 867-4698

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Attention:  Sean C. Doyle, Esq.
Facsimile No.:  (212) 735-2000
e-mail:  sean.doyle@skadden.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as expressly set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.03.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.04 .  Disclosure Schedule References.   The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section or subsection of this Agreement; (b) any other representation and warranty (or covenant, as applicable) of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representation and warranty (or covenant, as applicable) would be readily apparent to a reasonable person who has read only this Agreement and the Company Disclosure Schedule and the Parent Disclosure Schedule; and (c) any other representation and warranty (or covenant, as applicable) of a relevant party that is cross-referenced in such Section.  Except as the context requires, any items or matters reflected in either the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, are not necessarily limited to matters required by this Agreement to be therein reflected, and such items or matters are set forth for informational purposes only and do not necessarily include items of a similar nature.  In no event shall the inclusion or reference of any such item or matter be deemed or interpreted to broaden or otherwise modify any of the provisions of this Agreement.  The fact that any item or matter is reflected in either the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall not be construed as an admission of liability under Applicable Law, nor shall either the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, be used as a basis for interpreting the terms “material,”

 “materially,” “materiality” or “Company Material Adverse Effect” or “Parent Material Adverse Effect” (as the case may be), or similar qualifications herein.

Section 12.05.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in, and subject to, Section 7.06, Section 10.02 and Article 11 (including the provisions that limit the circumstances in which a non-party may make a claim), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.  For the avoidance of doubt, nothing in Section 7.04 is intended to create any third party rights, benefits, remedies, obligations or liabilities under any of the provisions referred to in the preceding sentence.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary; provided further, that no such assignment shall adversely affect the Company (prior to the Effective Time) or the Stockholders.

Section 12.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of  Delaware, without regard to the conflicts of law rules of such state.

Section 12.07.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Any such counterpart may be delivered by facsimile or other electronic format (including “.pdf”).

Section 12.10.  Entire Agreement.  This Agreement, the other Transaction Documents and, to the extent set forth in Section 8.06, the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and the other Transaction Documents.

Section 12.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without the requirement to post bond) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts provided for in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13.  Representation of the Company and its Stockholders.  Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that Freshfields Bruckhaus Deringer LLP may serve as counsel to each and any of the Company’s stockholders, the Stockholder Representative and their respective Affiliates (individually and collectively, “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Merger and the other transactions contemplated hereby and by the other Transaction Documents, and that, both prior to and following consummation of the Merger (or in the event of the termination of this Agreement), Freshfields Bruckhaus Deringer LLP may serve as counsel to any member of the Seller Group or any director, member, partner, officer, employee or Affiliate of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the other Transaction Documents, or the Merger or the other transactions contemplated hereby and by the other Transaction Documents notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MAGNUM COAL COMPANY

By:	/s/ Paul Vining
	Name:	Paul Vining
	Title:	President and Chief Executive Officer

PATRIOT COAL CORPORATION

By:	/s/ Richard M. Whiting
	Name:	Richard M. Whiting
	Title:	President and Chief Executive Officer

COLT MERGER CORPORATION

By:	/s/ Mark N. Schroeder
	Name:	Mark N. Schroeder
	Title:	President

ARCLIGHT ENERGY PARTNERS FUND I, L.P. and
ARCLIGHT ENERGY PARTNERS FUND II, L.P., acting jointly,
as Stockholder Representative

ARCLIGHT ENERGY PARTNERS FUND I, L.P.

By:  ArcLight PEF GP, LLC, its General Partner

By:  ArcLight Capital Holdings, LLC, its Manager

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: Manager

ARCLIGHT ENERGY PARTNERS FUND II, L.P. By: ArcLight PEF GP II, LLC, its General Partner By: ArcLight Capital Holdings, LLC, its Manager

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: Manager